(d)(1)
AGREEMENT AND PLAN OF MERGER
AMONG
COLEY PHARMACEUTICAL GROUP, INC.
PFIZER INC.
AND
CORVETTE ACQUISITION CORP.
Dated as of November 15, 2007

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		Page
8.15	Counterparts	55
8.16	No Rule of Construction	55
8.17	Performance By Acquisition Subsidiary	55

Annex A Conditions to the Offer Annex B Option Election Annex C Index of Defined Terms

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AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (the “Agreement”), made and entered into as of the 15th day of November, 2007, by and among PFIZER INC., a Delaware corporation (“Acquiror”), CORVETTE ACQUISITION CORP., a Delaware corporation (the “Acquisition Subsidiary”), and COLEY PHARMACEUTICAL GROUP, INC., a Delaware corporation (“Coley”).
W I T N E S S E T H:
     WHEREAS, the Board of Directors of Acquisition Subsidiary has approved, and declared it to be advisable and in the best interests of its stockholder, for Acquisition Subsidiary to consummate the Offer (as defined below) and the Merger (as defined below), upon the terms and subject to the conditions provided herein;
     WHEREAS, the Board of Directors of Coley has determined that it is in the best interests of Coley and its stockholders to approve Acquisition Subsidiary’s proposed acquisition and has resolved (i) to recommend that the stockholders of Coley accept the Offer (as defined below) and tender their shares of common stock, par value $.01 per share (the “Coley Common Stock”), including the associated preferred stock purchase rights (the “Rights”) issued pursuant to the Stockholder Rights Agreement, dated as of October 5, 2007 (the “Rights Agreement”), between Coley and Computershare Trust Company, N.A. (the Coley Common Stock together with the Rights are referred to collectively as the “Coley Shares”), pursuant to the Offer and (ii) to approve and declare advisable the merger (the “Merger”) of Acquisition Subsidiary with and into Coley, with Coley being the surviving corporation (the “Surviving Corporation”), in accordance with the General Corporation Law of the State of Delaware (“DGCL”) following consummation of the Offer;
     WHEREAS, in furtherance of the foregoing, Acquisition Subsidiary will make a cash tender offer (the “Offer”) in compliance with Section 14(d)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, to acquire all of the issued and outstanding Coley Shares for $8.00 per Coley Share (such amount, or any greater amount per Coley Share paid pursuant to the Offer, being hereinafter referred to as the “Per Share Amount”), net to the sellers in cash, upon the terms and subject to the conditions of this Agreement; and that the Offer will be followed by the Merger, pursuant to which each issued and outstanding Coley Share not owned by Acquisition Subsidiary or Acquiror (other than Dissenting Shares (as defined below)) will be converted into the right to receive the Per Share Amount, upon the terms and subject to the conditions provided herein;
     WHEREAS, as an inducement to and condition of Acquiror’s willingness to enter into this Agreement, certain stockholders will concurrently with the execution of this Agreement enter into an agreement with Acquiror (the “Tender Agreement”), pursuant to which, among other things, such stockholders have agreed to tender all of their Coley Shares in the Offer, upon the terms and subject to the conditions set forth therein;
     WHEREAS, the Board of Directors of Coley has received the opinion of J. P. Morgan Securities Inc. (“JPMorgan”) that the consideration to be received by the holders of Coley Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view;
     NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

ARTICLE I
THE OFFER
     1.1 The Offer.
     (a) Not later than the first business day after the date of this Agreement, Acquiror, Acquisition Subsidiary and Coley will make a public announcement of the Offer.
     (b) Provided that this Agreement shall not have been terminated in accordance with Section 7.1 and none of the events set forth in Annex A hereto shall have occurred or be existing, Acquisition Subsidiary shall commence, and Acquiror shall cause Acquisition Subsidiary to commence, within the meaning of Rule 14d-2 under the Exchange Act, the Offer as promptly as practicable after the date hereof, but in no event later than ten (10) business days after the initial public announcement of Acquisition Subsidiary’s intention to commence the Offer, which announcement will be made on November 16, 2007. The obligation of Acquisition Subsidiary to accept for payment and pay for Coley Shares tendered pursuant to the Offer shall be subject only to the satisfaction of the conditions set forth in Annex A hereto, including the condition that a number of Coley Shares representing that number of Coley Shares which would equal more than fifty percent (50%) of the Coley Shares then issued and outstanding on a fully-diluted basis shall have been validly tendered in accordance with the terms of the Offer, prior to the expiration date of the Offer, and not withdrawn (the “Minimum Condition”). Acquisition Subsidiary expressly reserves the right to waive any such condition, to increase the Per Share Amount and to make any other changes in the terms and conditions of the Offer; provided, however, that, without the prior written consent of Coley, Acquisition Subsidiary will not (i) decrease the Per Share Amount, (ii) reduce the maximum number of Coley Shares to be purchased in the Offer, (iii) change the form of the consideration payable in the Offer, (iv) add to, modify or supplement the conditions to the Offer set forth in Annex A hereto in any manner adverse to the holders of Coley Shares, (v) extend the expiration date of the Offer beyond the twenty (20) business days following the commencement thereof, except as expressly provided herein, or (vi) make any other change in the terms or conditions of the Offer which is adverse to the holders of Coley Shares. The Per Share Amount shall, subject to any applicable withholding of taxes, be net to each seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer, Acquisition Subsidiary shall, and Acquiror shall cause Acquisition Subsidiary to, accept for payment and pay, as promptly as practicable after expiration of the Offer, for all Coley Shares validly tendered and not withdrawn (the “Acceptance Time”).
     (c) On the date of commencement of the Offer, Acquiror and Acquisition Subsidiary shall file with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO, including all exhibits thereto (together with all amendments and supplements thereto, the “Schedule TO”), with respect to the Offer. The Schedule TO shall contain or shall incorporate by reference an offer to purchase (the “Offer to Purchase”) and the forms of related letters of transmittal (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Offer Documents”). The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to Coley’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; except that in complying with the foregoing commitments, Acquiror and Acquisition Subsidiary may rely on the accuracy of any information provided in writing by Coley for inclusion or incorporation by reference into the Offer Documents. Coley, Acquiror and Acquisition Subsidiary shall correct promptly any information provided by any of them for use in the Offer Documents which shall become false or misleading in any material respect, and Acquiror and Acquisition Subsidiary shall take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to holders of Coley Shares, in each case as and to the extent required by applicable Law. Coley and its counsel shall be given the reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Acquiror and Acquisition Subsidiary shall provide Coley and its counsel with a copy of, and shall consult with Coley regarding any telephonic notification of any oral comments, and shall consult with Coley before responding to any written comments, in each case that Acquiror or Acquisition Subsidiary may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof. In the event that Acquiror or Acquisition Subsidiary receives any comments from the SEC or its staff with respect to the Offer Documents, each shall use its commercially reasonable efforts to (i) respond promptly to such comments and (ii) take all other actions necessary to resolve the issues raised therein.
     (d) Subject to the terms and conditions hereof, the Offer shall remain open until midnight, Eastern Time, on the date that is twenty (20) business days after the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act); provided, however, that without the prior written consent of Coley, Acquisition Subsidiary may (i) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions set forth in Annex A shall not have been satisfied or waived, for one (1) or more periods of not more than ten (10) business days each, until such time as such conditions are satisfied or waived, (ii) extend the Offer for one (1) or more periods if required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, not more than the period or periods required by such rule, regulation, interpretation or position, or (iii) extend the Offer for one (1) or more periods for an aggregate period of not more than twenty (20) business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence if, on such expiration date, there shall not have been tendered that number of Coley Shares which would equal more than ninety percent (90%) of the issued and outstanding Coley Shares on a fully-diluted basis; provided, however, that if Acquisition Subsidiary shall extend the Offer pursuant to this clause (iii), Acquisition Subsidiary shall waive during such extension all conditions set forth in Annex A other than the Minimum Condition and the conditions set forth in paragraphs (a), (b) and (d) in Annex A. Notwithstanding the foregoing, Acquiror and Acquisition Subsidiary may, without the consent of Coley, extend the offer in accordance with Rule 14d-11 of the Exchange Act. In addition, the Per Share Amount may be increased and the Offer may be extended to the extent required by Law in connection with such increase, in each case without the consent of Coley. If on the initial scheduled expiration date of the Offer or any extension thereof, any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), any applicable Law of Germany regulating competition, merger control or exchange controls or any other applicable foreign Laws regulating competition, antitrust, investment or exchange controls has not expired or terminated, Acquisition Subsidiary shall, if requested to do so by Coley, extend the expiration date of the Offer for up to ten (10) business days. In addition, Acquiror and Acquisition Subsidiary each agree that if any of the conditions set forth in paragraphs (a) or (b) of Annex A are not satisfied, including the satisfaction of the Minimum Condition, on any expiration date of the Offer, then Acquisition Subsidiary shall, and Acquiror shall, if requested to do so by Coley, cause Acquisition Subsidiary to, extend the Offer one time for a period of up to ten (10) business days.
     1.2 Action by Coley.
     (a) Coley hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of Coley, at a meeting duly called and held, has, subject to the terms and conditions set forth herein, (i) consented to the making of the Offer by Acquiror and Acquisition Subsidiary and the taking of any other action by Acquiror or Acquisition Subsidiary in connection with this Agreement and the transactions contemplated hereby in accordance with the terms hereof, (ii) determined that this Agreement and the transactions contemplated hereby, including the Offer, the Merger and the Tender Agreement, are fair to, and in the best interests of, the stockholders of Coley, (iii) approved the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Offer and the Merger, in all respects, and that such approval constitutes approval of the Offer, this Agreement and the Merger for purposes of Section 203 of the DGCL, and (iv) resolved to recommend that the stockholders of Coley accept the Offer, tender their Coley Shares to Acquisition Subsidiary and approve and adopt this Agreement and the Merger; provided, however, such approval and recommendation by the Board of Directors of Coley may be withdrawn, modified, or amended to the extent permitted by Section 5.2. Coley consents to the inclusion of such approval and recommendation in the Offer Documents, subject to the foregoing proviso. Coley further represents and warrants that JPMorgan has delivered to the Board of Directors of Coley its written opinion dated November 15, 2007, that the Merger Consideration (as defined in Section 2.5(c)) to be received by the stockholders of Coley pursuant to the Offer and the Merger is fair from a financial point of view to such stockholders. Coley has been authorized by JPMorgan to permit the inclusion of the fairness opinion in the Schedule 14D-9 (as defined in Section 1.2(b)).
     (b) Contemporaneously with the commencement of the Offer as provided in Section 1.1, Coley hereby agrees to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the “Schedule 14D-9”) containing the recommendations described in Section 1.2(a), and to mail promptly the Schedule 14D-9 to the stockholders of Coley. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to Coley’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that in complying with the foregoing commitments, Coley may rely on the accuracy of any information provided in writing by Acquiror or Acquisition Subsidiary for inclusion or incorporation by reference into the Schedule 14D-9. Coley, Acquiror and Acquisition Subsidiary each agrees to correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and Coley further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of Coley Shares, in each case as and to the extent required by applicable federal securities laws. Acquiror and its counsel shall be given a reasonable opportunity to review the Schedule 14D-9 prior to filing with the SEC. In addition, Coley agrees to provide Acquiror and its counsel with a copy of, and shall consult with Acquiror regarding any telephonic notification of any oral comments, and shall consult with Acquiror before responding to any written comments, in each case that Coley or its counsel receives from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications. In the event that Acquiror or Acquisition Subsidiary receives any comments from the SEC or its staff with respect to the Schedule 14D-9, each shall use its commercially reasonable efforts to (i) respond promptly to such comments and (ii) take all other actions necessary to resolve the issues raised therein.
     (c) In connection with the Offer, Coley will promptly (but in any event within three (3) business days after the date hereof) furnish (or cause to be furnished) to Acquiror and Acquisition Subsidiary mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of Coley Shares as of a recent date and shall furnish

Acquisition Subsidiary with such additional information and assistance (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) as Acquisition Subsidiary or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Coley Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Acquiror, Acquisition Subsidiary and their affiliates, associates, agents, representatives and advisors shall use the information contained in any such labels, listings and files only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will deliver to Coley all copies of such information, in whatever media, then in their possession.
     1.3 Directors.
     (a) Effective upon the acceptance for payment pursuant to the Offer of a number of Coley Shares that satisfies the Minimum Condition, Acquiror shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board of Directors of Coley that equals the product of (i) the total number of directors on the Board of Directors of Coley (giving effect to the election of any additional directors pursuant to this Section 1.3) and (ii) the percentage that the number of Coley Shares beneficially owned by Acquiror and/or Acquisition Subsidiary (including Coley Shares accepted for payment pursuant to the Offer) bears to the total number of Coley Shares outstanding, and Coley shall take all action necessary to cause Acquiror’s designees to be elected or appointed to the Board of Directors of Coley, including increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, Coley will also use commercially reasonable efforts to cause individuals designated by Acquiror to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Board of Directors of Coley and (ii) each board of directors of each Coley Subsidiary identified by Acquiror (and each committee thereof) that represents the same percentage as such individuals represent on the Board of Directors of Coley, in each case only to the extent permitted by applicable Law including the rules of The Nasdaq Global Market or any other exchange on which the Coley Shares are listed. Notwithstanding the provisions of this Section 1.3, the parties hereto shall use commercially reasonable efforts to ensure that at least two of the members of the Board of Directors of Coley, who are not officers, employees or affiliates of Coley, Acquiror or Acquisition Subsidiary or any of their respective Subsidiaries or affiliates, shall, at all times prior to the Effective Time, be individuals who were independent directors of Coley (for purposes of the continued listing requirements of The Nasdaq Global Market) on the date hereof (the “Continuing Directors”); provided that if there shall be in office fewer than two Continuing Directors for any reason, the Board of Directors of Coley shall cause a person designated by the remaining Continuing Director to fill such vacancy who shall be deemed to be a Continuing Director for all purposes of this Agreement, or if no Continuing Directors then remain, the other directors of Coley then in office shall designate two persons to fill such vacancies who will not be directors, officers, employees or affiliates of Coley, Acquiror or Acquisition Subsidiary or any of their respective Subsidiaries or affiliates and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement. The Board of Directors of Coley shall not delegate any matter covered by this Section 1.3 to any committee of the Board of Directors of Coley, unless such committee consists only of the Continuing Directors.
     (b) Coley’s obligations to appoint Acquiror’s designees to the Board of Directors of Coley shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Coley shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to Coley and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section 1.3, so long as Acquiror shall have provided to Coley on a timely basis in writing and be solely responsible for any information with respect to itself, Acquisition Subsidiary and their respective nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.
     (c) Following the election or appointment of Acquiror’s designees pursuant to Section 1.3(a) and until the Effective Time, (i) only the approval of a majority of the Continuing Directors shall be required to authorize any termination of this Agreement by Coley, any amendment of this Agreement requiring action by the Board of Directors of Coley, any extension of time for performance of any obligation or action hereunder by Acquiror or Acquisition Subsidiary, any waiver of compliance with any of the agreements or conditions contained herein for the benefit of Coley and any other action of Coley hereunder which adversely affects the holders of Coley Shares (other than Acquiror or Acquisition Subsidiary) in any respect, and (ii) any amendment to Coley’s Certificate of Incorporation or bylaws which adversely affects the holders of Coley shares (other than Acquiror or Acquisition Subsidiary) shall not be approved without the approval of a majority of the Continuing Directors.
ARTICLE II
THE MERGER
     2.1 The Merger. Upon the terms and conditions set forth in this Agreement, and in accordance with the DGCL, Acquisition Subsidiary shall be merged with and into Coley at the Effective Time (as defined in Section 2.3). From and after the Effective Time, the separate corporate existence of Acquisition Subsidiary shall cease and Coley shall continue as the Surviving Corporation under the name “Coley Pharmaceutical Group, Inc.” and shall succeed to and assume all the rights and obligations of Acquisition Subsidiary and Coley in accordance with the DGCL.
     2.2 The Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. Eastern Time at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. on the first business day after all of the conditions to the obligations of the parties to consummate the Merger as set forth in Article VI shall have been satisfied or waived, or on such other mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby as set forth in Article VI (the “Closing Date”).
     2.3 Effective Time. Subject to the provisions of this Agreement, the parties shall file a certificate of merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL on the Closing Date. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such later time as Acquiror, Acquisition Subsidiary and Coley shall agree should be specified in the Certificate of Merger (the “Effective Time”).
     2.4 Effect of the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, powers and franchises and be subject to all of the restrictions, debts, liabilities, disabilities, obligations and duties of Coley and Acquisition Subsidiary, and the Merger shall otherwise have the effects set forth in Section 259 of the DGCL.
     2.5 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the Acquiror, Acquisition Subsidiary, Coley, the Surviving Corporation or any holder of Coley Shares or any shares of capital stock of Acquisition Subsidiary:
     (a) Acquisition Subsidiary Common Stock. Each share of capital stock of Acquisition

Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of Common Stock of the Surviving Corporation.
     (b) Cancellation of Stock. Each Coley Share that is held by Coley (as treasury stock or otherwise) or held by Acquiror or Acquisition Subsidiary or by any direct or indirect wholly-owned subsidiary of Coley, Acquiror or Acquisition Subsidiary, shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered in exchange therefor.
     (c) Conversion of Coley Shares. Each Coley Share issued and outstanding immediately prior to the Effective Time (other than Coley Shares to be canceled in accordance with Section 2.5(b) and Dissenting Shares (as defined below)) shall be canceled, extinguished and converted into and become a right to receive an amount equal to the Per Share Amount in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such Coley Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such Coley Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.
     (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Coley Shares outstanding immediately prior to the Effective Time held by a holder (if any) who is entitled to demand, and who properly demands, appraisal for such Coley Shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or shall have effectively withdrawn or otherwise lost such holder’s right to appraisal, if any. Such stockholders shall be entitled to receive payment of the appraised value of such Coley Shares held by them in accordance with the provisions of such Section 262. If, after the Effective Time, such holder fails to perfect, effectively withdraws or otherwise loses any such right to appraisal, such Coley Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration pursuant to Section 2.5(c) without any interest thereon. Coley shall give Acquiror prompt notice of any demands received by Coley for appraisal of Coley Shares, and Acquiror shall have the right to participate in all negotiations and proceedings with respect to such demands. Coley shall not, except with the prior written consent of Acquiror or as otherwise required by Law, make any payment with respect to, or settle or offer to settle, any such demands, nor shall Coley agree to or commit to making any such payment or settlement or admit to any liability with respect to such matters.
     (e) Stock Options. Prior to the Effective Time, Coley shall use its commercially reasonable efforts to provide that each option to purchase Coley Shares granted under Coley’s 1997 Employee, Director and Consultant Stock Option Plan and its 2005 Stock Plan (in each case, a “Coley Option”) outstanding at the Effective Time which is vested (in each case, a “Vested Coley Option”) shall entitle each holder thereof to receive a payment in cash from the Surviving Corporation, upon the Effective Time, equal to the product of (i) the number of Coley Shares previously subject to such Vested Coley Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Coley Share previously subject to such Vested Coley Option. All applicable withholding taxes attributable to the payments made hereunder shall be deducted from the amounts payable hereunder; provided, however, that with respect to any person subject to Section 16 of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. Coley shall, upon the request of any holder of Vested Coley Options, permit such holder to execute and deliver to Coley, prior to the expiration of the Offer, an agreement substantially in the form of Annex B (an “Option Election”) under which such holder would agree, contingent upon the purchase of Coley Shares by Acquisition Subsidiary pursuant to the Offer, to cause, immediately prior to the expiration of the Offer, such Vested Coley Options to be exercised and the Coley Shares issued as a result of that exercise to be tendered in the Offer. Coley and Acquisition Subsidiary shall reflect on their books and records the transactions effected pursuant to the Option Elections. At the Effective Time, (A) each Coley Option (whether vested or not) outstanding immediately prior to the Effective Time with an exercise price per share that is less than the applicable Merger Consideration for the class of Coley Shares into which such Coley Option is exercisable shall be cancelled by Coley in exchange for the right to receive, without interest, a cash amount equal to the product of (1) the excess, if any, of (x) such Merger Consideration, over (y) the exercise price per share of such Coley Option multiplied by (2) the total number of Coley Shares subject to such Coley Option (such product, as applied to Coley Options referred to as “Option Consideration”); (B) each Coley Option (whether vested or not) outstanding as of the Effective Time with an exercise price per share that is equal to or greater than the applicable Merger Consideration for the class of Coley Shares into which such Coley Option is exercisable shall be terminated, without any consideration therefor; and (C) the Board of Directors of Coley shall take any actions necessary to effect the transactions anticipated by this Section 2.5(e) under its 1997 Employee, Director and Consultant Stock Option Plan and its 2005 Stock Plan and all Coley Option agreements and any other plan or arrangement of Coley (whether written or oral, formal or informal). As soon as practicable following the date hereof, Coley shall deliver or cause to be delivered to each holder of a Coley Option any certifications, notices or other communications required by the terms of such Coley Option or any agreement entered into with respect thereto to be delivered to such holder prior to the Effective Time and the other transactions contemplated by this Agreement.
     (f) Warrants. Prior to the Effective Time, Coley shall take all steps necessary to cause all warrants to purchase Coley Shares (the “Coley Warrants”) that are outstanding immediately prior to the Effective Time to be cancelled, as of the Effective Time, in exchange for the right to receive an amount in cash (without interest and less any applicable Taxes required to be withheld with respect to such payment) determined by multiplying (x) the excess of the Merger Consideration over the applicable exercise price per share of such Coley Warrant by (y) the number of Coley Shares subject to such Coley Warrant (the “Warrant Consideration”). Payment of the Warrant Consideration shall be made as soon as practicable after the Effective Time.
     2.6 Surrender of Securities; Funding of Payments; Stock Transfer Books.
     (a) Exchange Agent. As of the Effective Time, Acquiror shall enter into an agreement with such bank or trust company as may be designated by Acquiror and reasonably acceptable to Coley (the “Exchange Agent”) for the purpose of exchanging Certificates (as defined below) for the Merger Consideration.
     (b) Payment Fund. Prior to or upon the Effective Time, Acquiror shall remit to the Exchange Agent an amount equal to the aggregate Merger Consideration (including the aggregate Merger Consideration for all Dissenting Shares) necessary to pay the holders of the Certificates representing Coley Shares (collectively, the “Payment Fund”).
     (c) Letter of Transmittal; Procedure for Exchange. Acquiror agrees that, as soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to holders of record of Coley Shares (as of the Effective Time) a form of letter of transmittal and other appropriate materials and instructions for use in effecting the surrender of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding Coley Shares (each, a “Certificate”) for payment of the Merger Consideration therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive, and the Exchange Agent shall promptly pay to such holder out of the Payment Fund, the Merger Consideration multiplied by the number of Coley Shares represented by such Certificate immediately prior to the Effective Time, less any amounts required to be held pursuant to applicable tax Laws, and the Certificate so surrendered shall forthwith be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of a Certificate for the benefit of the holder thereof. In the event any Certificate shall have been lost or destroyed, the Exchange Agent, subject to such other conditions as the Surviving Corporation may reasonably impose (including the posting of an indemnity bond or other surety in favor of the Surviving Corporation with respect to the Certificate alleged to be lost or destroyed), shall be authorized to accept an affidavit from the record holder of such Certificate in a form reasonably satisfactory to the Surviving Corporation, and upon surrender to the Exchange Agent of such affidavit, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the Exchange Agent shall promptly pay to the record holder of such Certificate out of the Payment Fund the Merger Consideration multiplied by the number of Coley Shares represented by such Certificates immediately prior to the Effective Time, less any amounts required to be held pursuant to applicable tax Laws.
     (d) Payment to Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a Certificate is registered, it shall be a condition to such payment that such Certificate shall be surrendered and shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of the Surviving Corporation and the Exchange Agent that such tax either has been paid or is not payable.
     (e) Stock Transfer Books Closed. At the Effective Time, the stock transfer books of Coley shall be closed and there shall not be any further registration of transfers of Coley Shares thereafter on the records of Coley.
     (f) No Dividends. After the Effective Time, no dividends, interest or other distributions shall be paid to the holder of any Coley Shares.
     (g) No Further Rights. After the Effective Time, each Certificate shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration multiplied by the number of Coley Shares represented by such Certificate immediately prior to the Effective Time. No interest shall be paid on any Merger Consideration payable to former holders of Coley Shares.
     (h) Termination of Payment Fund. Promptly following the six-month anniversary date of the Effective Date, the Exchange Agent shall return to the Surviving Corporation all of the remaining Payment Fund, and the Exchange Agent’s duties shall terminate. Thereafter, each holder of a Certificate may surrender the same to the Surviving Corporation and upon such surrender (subject to applicable abandoned property, escheat or similar Laws) shall receive the applicable aggregate Merger Consideration. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Coley Shares for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar Law. Any portion of the aggregate Merger Consideration deposited with the Exchange Agent to pay for Coley Shares for which appraisal rights have been perfected shall be returned to Acquiror, upon demand. If any Certificate shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any amounts payable pursuant to this Article II would otherwise escheat or become the property of any Governmental Entity), any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.
     (i) Investment of Payment Fund. The Exchange Agent shall invest any cash included in the Payment Fund, as directed by Acquiror, on a daily basis. Any interest and other income resulting from such investments shall be paid to Acquiror.
     (j) Withholding Rights. Acquiror shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Coley Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, the Income Tax Act (Canada) (the “ITA”) or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Acquiror, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Coley Shares in respect of which such deduction and withholding was made by Acquiror.
     2.7 Certificate of Incorporation of Surviving Corporation. At the Effective Time, the Certificate of Incorporation of Coley shall be amended to read in its entirety as set forth in Exhibit B hereto. The Certificate of Incorporation of Coley, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time and, subject to the limitations set forth in Section 5.9, until thereafter amended as provided by Law.
     2.8 Bylaws of the Surviving Corporation. Subject to Section 5.9, the Bylaws of Acquisition Subsidiary shall be the Bylaws of the Surviving Corporation from and after the Effective Time of the Merger and until thereafter altered, amended or repealed as provided by Law.
     2.9 Directors and Officers of the Surviving Corporation. The Directors of Acquisition Subsidiary immediately prior to the Effective Time shall be the Directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Acquisition Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the laws of the State of Delaware, the Certificate of Incorporation and Bylaws of the Surviving Corporation. To the extent requested by Acquiror, Coley shall cause each director and officer of each Coley Subsidiary to execute and deliver a letter effectuating his or her resignation as a director or officer (but not as an employee of such Coley Subsidiary), as the case may be, effective upon the Effective Time or, if specified by Acquiror, the time at which his or her successor has been appointed.
     2.10 Top-Up Option.
     (a) Subject to Section 2.10(b) and Section 2.10(c) below, Coley grants to Acquisition Subsidiary an assignable and irrevocable option (the “Top-Up Option”) to purchase from Coley the number of shares of Coley Common Stock (the “Top-Up Option Shares”) equal to the number of shares of Coley Common Stock that, when added to the number of shares of Coley Common Stock owned by Acquisition Subsidiary as of immediately prior to the exercise of the Top-Up Option, constitutes one share more than 90% of the number of shares of Coley Common Stock then outstanding on a fully diluted basis (assuming the issuance of the Top-Up Option Shares); provided, however, that the Top-Up Option shall not be exercisable for a number of shares of Coley Common Stock in excess of the aggregate of the number of shares of Coley Common Stock held as treasury shares by Coley and any Coley Subsidiaries and the number of shares of Coley Common Stock that Coley is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not reserved for issuance pursuant to the instruments disclosed pursuant to Section 3.2) as of immediately prior to the exercise of the Top-Up Option.
     (b) The Top-Up Option may be exercised by Acquisition Subsidiary, in whole or in part, at any time at or after the Acceptance Time; provided, however, that the obligation of Coley to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions, unless waived by Coley, that (A) the issuance of Top-Up Option Shares pursuant to the Top-Up Option would not require approval of Coley’s stockholders under applicable Law (excluding the NASDAQ rules and regulations), (B) immediately following exercise of the Top-Up Option, the number of shares of Coley Common Stock owned in the aggregate by Acquiror, the Acquisition Subsidiary and each of Acquiror’s direct and indirectly wholly owned subsidiaries constitutes at least one share more than 90% of the number of shares of Coley Common Stock then outstanding on a fully diluted basis (assuming the issuance of the Top-Up Option Shares) and (C) the Minimum Condition shall have been satisfied. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable Law, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act of 1933, as amended (the “Securities Act”). The aggregate purchase price payable for the Top-Up Option Shares shall be determined by multiplying the number of such Top-Up Option Shares by the Per Share Amount. Such purchase price may be paid by Acquisition Subsidiary, at its election, either in cash or by executing and delivering to Coley a promissory note having a principal amount equal to such purchase price, or by any combination of cash and such promissory note. Any such promissory note shall bear interest at the applicable federal rate determined under Section 1274(d) of the Internal Revenue Code of 1986, as amended (the “Code”), shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.
     (c) In the event that Acquisition Subsidiary wishes to exercise the Top-Up Option, it shall deliver to Coley a notice setting forth (i) the number of Top-Up Option Shares that it intends to purchase pursuant to the Top-Up Option, (ii) the manner in which it intends to pay the applicable exercise price and (iii) the place and time at which the closing of the purchase of the Top-Up Option Shares by Acquisition Subsidiary is to take place. At the closing of the purchase of the Top-Up Option Shares, Acquisition Subsidiary shall cause to be delivered to Coley the consideration required to be delivered in exchange for such Top-Up Option Shares, and Coley shall cause to be issued to Acquisition Subsidiary a certificate representing such shares.
     (d) Acquiror and Acquisition Subsidiary acknowledge that the Top-Up Option Shares that Acquisition Subsidiary may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Acquiror and Acquisition Subsidiary represent and warrant to Coley that Acquisition Subsidiary is, or will be upon the purchase of the Top-Up Option Shares, an “Accredited Investor”, as defined in Rule 501 of Regulation D under the Securities Act. Acquisition Subsidiary agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Acquisition Subsidiary for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.
     (e) In the event Acquiror delivers notice to Coley that it may exercise the Top-Up Option, Coley shall promptly amend the Rights Agreement to delete the requirement that Coley reserve any shares of capital stock of Coley necessary to satisfy Coley’s obligations under the Rights Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COLEY
     Except as set forth in the disclosure schedule delivered by Coley to Acquiror on or before the date of this Agreement (the “Coley Disclosure Schedule”) (it being agreed that the Coley Disclosure Schedule shall be arranged in paragraphs corresponding to numbered and lettered sections and subsections contained in this Article III, and the disclosures in any paragraph of the Coley Disclosure Schedule shall qualify only (i) the numbered or lettered sections and subsections contained in this Article III referred to in such paragraph and (ii) other sections and subsections in this Article III only to the extent it is reasonably and readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections), Coley represents and warrants as follows:
     3.1 Corporate Organization and Authorization.
     (a) Coley is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to own its property and to carry on its business as now being conducted. Coley has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Coley and the consummation by Coley of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Coley are necessary to authorize this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the affirmative vote of a majority of the then outstanding Coley Shares, if and to the extent required by applicable Law, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Coley and, assuming the due authorization, execution and delivery by Acquiror and Acquisition Subsidiary, constitutes a legal, valid and binding obligation of Coley enforceable against Coley in accordance with its terms.
     (b) (i) Coley is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of the activities conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect (as defined below).
          (ii) For purposes of this Agreement, “Material Adverse Effect” means any change, event, circumstance, development or effect that, individually or in the aggregate with all other changes, events, circumstances, developments or effects occurring or existing prior to the determination of a Material Adverse Effect, has a material adverse effect on (i) the business, operations, assets, liabilities, capitalization, condition (financial or other), or results of operations of Coley and any Coley Subsidiaries, taken as a whole or (ii) the ability of Coley to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed either alone or in combination with any of the following to constitute a Material Adverse Effect: (A) any adverse effect that results from general economic, business, financial or market conditions (provided that such adverse effect does not affect Coley and any Coley Subsidiaries, taken as a whole, in a disproportionate manner); (B) any adverse effect that results from conditions in the pharmaceutical or biotechnology industries (provided that such adverse effect does not affect Coley and any Coley Subsidiaries, taken as a whole, in a disproportionate manner); (C) any adverse effect resulting from any act of terrorism, war, national or international calamity or any other similar event (provided that such adverse effect does not affect Coley and any Coley Subsidiaries, taken as a whole, in a disproportionate manner); (D) any changes (after the date hereof) in GAAP; (E) any loss of customers, suppliers, vendors or employees or any cancellation of or delay in customer orders resulting from the announcement or pendency of this Agreement, the Offer or the Merger (but not, for the avoidance of doubt, any direct legal or contractual consequence of Coley’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby or thereby); (F) the failure of Coley to meet internal or analysts’ expectations or projections, in and of itself; (G) any adverse effect resulting from any action taken by Coley or any Coley Subsidiaries with Acquiror’s prior written consent or the taking of any action expressly required by this Agreement; (H) a decline in Coley’s stock price, in and of itself; and (I) Coley’s continuing to suffer operating losses in amounts consistent with the losses projected to be suffered by Coley in projections previously provided or made available to Acquiror by Coley, in and of itself. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Material Adverse Effect in the prior sentence of this paragraph.
     (c) The copies of the certificate of incorporation and bylaws of Coley which are incorporated by reference as exhibits to Coley’s Annual Report on Form 10-K for the year ended December 31, 2006 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement, except for the filing of the Certificate of Designation, Preferences and Rights relating to the Rights Agreement, as filed with the SEC as an exhibit to Coley’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007. Coley has made available to Acquiror true and complete copies of the minute books of Coley.
     3.2 Coley Capital Stock.
     (a) The authorized capital stock of Coley consists of (i) 50,000,000 shares of Coley Common Stock, of which 26,604,496 shares were issued and outstanding, as of October 26, 2007, and of which no shares are issued and held as treasury shares and (ii) 5,000,000 shares of preferred stock, par value $.01 per share, of which 1,000,000 are designated as Series A Junior Participating Preferred Stock, and none of which are issued and outstanding. All of the issued and outstanding Coley Shares are duly and validly issued, fully paid and nonassessable, and are free of preemptive rights. There are no outstanding contractual obligations of Coley of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of Coley. There are no outstanding bonds, debentures, notes or other indebtedness or securities of Coley having the right to vote (or, other than the outstanding Coley Options and Warrants, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Coley may vote. There are no voting trusts or other agreements or understandings with respect to the voting of capital stock of Coley to which Coley is a party or of which Coley otherwise has knowledge. There are not any declared but unpaid dividends or distributions on any capital stock of Coley. Except as set forth in Section 3.2(b) of the Coley Disclosure Schedule, since October 26, 2007, Coley has not issued any shares of capital stock, options, warrants or other securities, other than Coley Shares issuable pursuant to any outstanding Coley Options or Coley Warrants.
     (b) Section 3.2(b) of the Coley Disclosure Schedule lists each outstanding option, warrant or other right to subscribe for, purchase or acquire from Coley any capital stock of Coley or securities convertible into or exchangeable for capital stock of Coley, including the name of the holder thereof, the stock plan under which it was issued, the date of grant and exercise price thereof, and the vesting schedule thereof (including any acceleration as a result of the transactions contemplated by this Agreement). There are no outstanding or authorized stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of Coley Shares or the value of Coley or any part thereof. Except as set forth above in this Section 3.2 and Section 3.2(b) of the Coley Disclosure Schedule, no shares of capital stock or other voting securities of Coley are issued, reserved for issuance or outstanding, and there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Coley is a party or by which it is bound obligating Coley to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Coley or obligating Coley to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.
     (c) Coley Shares do not constitute taxable Canadian property within the meaning of the ITA.
     3.3 Coley Subsidiaries. Section 3.3 of the Coley Disclosure Schedule sets forth a list of all subsidiaries of Coley (individually, a “Coley Subsidiary”, and collectively, the “Coley Subsidiaries”) and their respective jurisdictions of incorporation. Other than the Coley Subsidiaries, Coley does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, other equity interest or any other capital stock of any Person, and except as set forth in Section 3.3 of the Coley Disclosure Schedule, there are no silent partnerships, sub-participations and/or similar rights, including any participatory loans with respect to Coley or any Coley Subsidiary. Coley is the record and beneficial owner of all the outstanding shares of capital stock, voting securities or other ownership interests of each Coley Subsidiary, free and clear of any liens, mortgages, claims, restrictions, pledges, or other claims or encumbrances of any kind (“Liens”) or limitations on voting rights. All of such shares of capital stock, voting securities and other ownership interests have been duly and validly issued and are fully paid and nonassessable and no capital has been repaid in violation of mandatory capital maintenance rules. There are no outstanding bonds, debentures, notes or other indebtedness or securities of any Coley Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of any Coley Subsidiary may vote. There are no voting trusts or other agreements or understandings with respect to the voting of capital stock of any Coley Subsidiary. Coley and the Coley Subsidiaries do not provide any of the services or engage in any of the activities described on Section 14.1(5) of the Investment Canada Act.
     3.4 Organization, Existence and Good Standing of Coley Subsidiaries. Each Coley Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted. Each Coley Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of the activities conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect. Coley has made available to Acquiror true and complete copies of the minute books and the certificate of incorporation, bylaws and other governing documents of each Coley Subsidiary.
     3.5 Noncontravention; Consents.
     (a) Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby does or will:
     i. violate, conflict with, or constitute a default under, the Certificate of Incorporation, as amended, Bylaws, as amended or any governing document, of Coley or any Coley Subsidiary; or

     ii. assuming that all consents, approvals, orders or authorizations contemplated by subsection (b) below have been obtained and all filings described therein have been made, (A) violate any statute or law or any rule, regulation, order, injunction, judgment or decree of any court or Governmental Entity to which Coley, any Coley Subsidiary or any of their assets or properties are subject, which violation has had or would reasonably be expected to have a Material Adverse Effect or (B) except as set forth in Section 3.5(a) of the Coley Disclosure Schedule and except as has not and would not reasonably be expected to have a Material Adverse Effect, result in a violation or breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, acceleration or modification of, or result in the creation of any Lien upon any of the properties or assets owned or operated by Coley or any Coley Subsidiary under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Coley or any Coley Subsidiary under the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease or other agreement, instrument or obligation, to which Coley or any Coley Subsidiary is a party or by which it or any of its assets or properties is bound.
     (b) Except for the expiration or termination of the applicable waiting period under the HSR Act, any applicable foreign competition Law in Germany and any other applicable foreign competition Laws, and except for such filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, state securities or “Blue Sky” laws or regulations (the “Blue Sky laws”) or any exchange upon which Coley Shares are listed, and except for the filing and recordation of a Certificate of Merger as required by the DGCL, there is no other consent, approval, order or authorization of, or filing with, or any permit from, or any notice to, any court or Governmental Entity or Person required to be obtained by Coley or any Coley Subsidiary in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect.
     3.6 Coley Public Information.
     (a) Coley has filed all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2006 under the Exchange Act or the Securities Act (together with all subsequent forms, reports, schedules, statements and other documents filed by Coley with the SEC prior to the Effective Time, collectively, the “Coley Public Reports”). As of their respective dates, the Coley Public Reports (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied as to form in all material respects with the applicable Law and rules and regulations of the SEC.
     (b) The consolidated financial statements of Coley (including any footnotes thereto) contained in the Coley Public Reports have been prepared from, and are in accordance with, the books and records of Coley and have been prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be otherwise indicated therein) and fairly present in all material respects the consolidated financial position of Coley and Coley Subsidiaries as of the dates thereof and the consolidated results of operations, changes in stockholders’ equity and cash flows of Coley and Coley Subsidiaries for the periods then ended, except that any unaudited financial statements contained therein are subject to normal and recurring year-end adjustments. The consolidated balance sheet of Coley at December 31, 2006 included in the Coley Public Reports is herein sometimes referred to as the “Coley Balance Sheet.” Except as reflected in the financial statements contained in the Coley Public Reports,

Coley does not have any liabilities or obligations or any nature (whether known or unknown, accrued or not, absolute, contingent, due or otherwise), other than any liabilities incurred since December 31, 2006 which, individually or in the aggregate, are not material.
     (c) Coley has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Entity. Coley’s independent public accounting firm has not informed Coley that it has any material questions, challenges or disagreements regarding or pertaining to Coley’s accounting policies or practices. To the knowledge of Coley, no officer or director of Coley has received, or is entitled to receive, any material compensation from any entity that has engaged in or is engaging in any material transaction with Coley. Set forth on Section 3.6(c) of the Coley Disclosure Schedule is a list of all off-balance sheet special purpose entities and financing arrangements of Coley.
     (d) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Coley Public Reports, the chief executive officer and chief financial officer of Coley have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC and The NASDAQ Stock Market, and the statements contained in any such certifications are complete and correct.
     (e) Coley has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Coley required to be disclosed in the Coley Public Reports, is made known to Coley’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; such disclosure controls and procedures have been evaluated for effectiveness as of a date within 90 days prior to the filing of the Coley’s most recent annual or quarterly report filed with the SEC; and, to the knowledge of Coley, such disclosure controls and procedures are effective in timely alerting Coley’s principal executive officer and its principal financial officer to material information required to be included in Coley’s periodic reports required under the Exchange Act. Based on the most recent evaluation of its disclosure controls and procedures, Coley is not aware of (i) any significant deficiency in the design or operation of internal controls which could adversely affect Coley’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Coley’s internal controls.
     (f) Coley is, or will timely be, in compliance, in all material respects, with all current listing and corporate governance requirements of The NASDAQ Stock Market, and is in compliance in all material respects, and will continue to remain in compliance in all material respects from the date hereof until immediately after the Effective Time, with all applicable rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.
     3.7 No Material Adverse Change. Since December 31, 2006, there has been no change, event, loss or occurrence affecting Coley or any of the Coley Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect.
     3.8 Legal Proceedings. There are no material suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Coley, threatened, against Coley or any of the Coley Subsidiaries, to which Coley or any of the Coley

Subsidiaries is a party, or which affect the assets of Coley or any of the Coley Subsidiaries, except where such suits, actions, proceedings or investigations would not reasonably be expected to result in a Judgment for money damages, individually or in the aggregate, in excess of $100,000 and would not reasonably be expected to result in any material injunctive relief. There are no material Judgments of any Governmental Entity or arbitrator outstanding or otherwise in effect against Coley or any of the Coley Subsidiaries.
     3.9 Material Contracts.
     (a) Section 3.9(a) of the Coley Disclosure Schedule lists the following Contracts to which Coley or any of the Coley Subsidiaries is a party or by which it or its assets are bound (each such Contract, whether or not set forth in such section of the Coley Disclosure Schedule, a “Coley Contract”):
     i. employment or consulting Contract, severance Contract, change of control Contract or any employee collective bargaining agreement or other Contract with any labor union or any officer, director, employee or consultant of Coley;
     ii. Contract relating to any Employee Benefit Plan described on Section 3.13;
     iii. Contract not to compete or otherwise restricting the development, manufacture, marketing, distribution or sale of any products or services (including any Contract that requires Coley or any of the Coley Subsidiaries to work exclusively with any Person in any particular area or any other limitation on the ability of Coley or any of the Coley Subsidiaries to (A) transact or compete in any line of business, in any therapeutic area, with any Person, in any geographic area or during any period of time or (B) acquire or sell any product or asset, or receive or provide any services, from or to any Person;
     iv. Contract containing any “non-solicitation” or “no-hire” provision that restricts Coley or any of the Coley Subsidiaries;
     v. Contract containing any provision that applies to or restricts the operations or business of any affiliate of Coley (other than a Coley Subsidiary);
     vi. Contract with or involving (A) any affiliate of Coley, other than a Coley Subsidiary, (B) any current or former holder of capital stock of Coley or any affiliate (other than Coley) thereof or (C) any director, officer or employee of Coley or any affiliate (other than Coley) thereof;
     vii. lease, sublease or similar Contract with any Person under which Coley or any of the Coley Subsidiaries are a lessor or sublessor of, or makes available for use to any Person (other than Coley), (A) any Leased Property or (B) any portion of any premises otherwise occupied by Coley or any of the Coley Subsidiaries;
     viii. lease or similar Contract with any Person under which (A) Coley is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) Coley is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by Coley;
     ix. Contract (or substantially related Contracts) (A) calling for performance over a period of more than one year, (B) requiring or otherwise involving the potential payment by or to Coley or any of the Coley Subsidiaries of more than an aggregate of $100,000, (C) in which Coley or any of the Coley Subsidiaries have granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or (D) in which Coley or any of the Coley Subsidiaries have agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;
     x. management service, consulting, financial advisory or any other similar Contract, and any Contract with any investment or commercial bank;
     xi. Contract for the disposition of any significant portion of the assets or business of Coley or any of the Coley Subsidiaries or any agreement for the acquisition, directly or indirectly, of the assets or business of any other Person;
     xii. Contract for any joint venture, partnership or similar arrangement;
     xiii. Contract (other than material transfer agreements) granting a third party, including but not limited to affiliates of Coley, any license to any Coley Intellectual Property, or pursuant to which Coley or any of the Coley Subsidiaries have been granted by a third party any license to any Intellectual Property, or any other license, option or other Contract relating in whole or in part to the Coley Intellectual Property or the Intellectual Property of any other Person;
     xiv. Contract (other than trade debt incurred in the ordinary course of business) under which Coley or any of the Coley Subsidiaries have borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person;
     xv. Contract (including so-called take-or-pay or keepwell agreements) under which (A) any Person has directly or indirectly guaranteed indebtedness, liabilities or obligations of Coley or any of the Coley Subsidiaries or (B) Coley or any of the Coley Subsidiaries have directly or indirectly guaranteed indebtedness, liabilities or obligations of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business);
     xvi. Contract under which Coley or any of the Coley Subsidiaries have, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;
     xvii. Contract providing for any mortgage or other Lien;
     xviii. Contract providing for indemnification of any Person by Coley or any of the Coley Subsidiaries;
     xix. Form of confidentiality agreement entered into by any director, officer or employee of Coley or any of the Coley Subsidiaries;
     xx. Contract (other than material transfer agreements, sponsored research agreements and clinical trial agreements entered in the ordinary course of business) involving a research or development collaboration or similar arrangement;
     xxi. Contract involving a supply or tolling agreement or arrangement (including,

without limitation, any agreements for the supply of raw materials, intermediates, bulk or finished drug product, research, clinical trial, development, distribution, or sale) that commits Coley or any of the Coley Subsidiaries to purchase goods or services or to sell any supplies for clinical studies or commercial use;
     xxii. Contract involving a standstill or similar obligation of Coley or any of the Coley Subsidiaries to a third party or of a third party to Coley or any of the Coley Subsidiaries;
     xxiii. Contract with any Governmental Entity;
     xxiv. Contract not entered into in the ordinary course of business; and
     xxv. Contract that is otherwise material to Coley or any Coley Subsidiary.
     (b) Coley has made available to Acquiror true and complete copies of all Coley Contracts. Each Coley Contract is in full force and effect and is a valid and binding obligation of Coley or the Coley Subsidiary party thereto and each of the other parties thereto, enforceable in accordance with its terms. No event, occurrence, condition or act has occurred, is pending or, to the knowledge of Coley is threatened, which, with the giving of notice, lapse of time, or the happening of any further event, occurrence, condition or act, would constitute a breach or default by Coley, any Coley Subsidiary or, to the knowledge of Coley, any other party to (i) any Coley Contract listed on Section 3.9(b)(A) of the Coley Disclosure Schedule or (ii) any other Coley Contract, under such Coley Contract, or give rise to a right of termination, cancellation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under any Coley Contract, except where such breach or default or giving rise to such a right with respect to any Coley Contract referred to in clause (ii) above would not reasonably be expected to have a Material Adverse Effect. Neither Coley nor any of the Coley Subsidiaries has any obligation to repay any public subsidies or public grants except for repayments made in the ordinary course of business that are required under the Contracts set forth in Section 3.9(b)(B) of the Coley Disclosure Schedule.
     (c) Except as described in Section 3.9(c) of the Coley Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in any material payment (including severance, unemployment compensation, tax gross-up, bonus or otherwise) becoming due to any current or former director, officer, employee or independent contractor of Coley or any of the Coley Subsidiaries, from Coley under any Coley Subsidiaries under any Employee Benefit Plan, Contract or otherwise, (ii) materially increase any benefits otherwise payable under any Employee Benefit Plan, Contract or otherwise or (iii) result in the acceleration of the time of payment, exercise or vesting of any such material benefits.
     (d) Each of the employees, officers and directors of Coley and each Coley Subsidiary listed in Section 3.9(d) of the Coley Disclosure Schedule have entered into a confidentiality agreement substantially in the form of the Contract or Contracts listed in Section 3.9(a)(xix) of the Coley Disclosure Schedule.
     3.10 Subsequent Events. Except as set forth in Section 3.10 of the Coley Disclosure Schedule, each of Coley and the Coley Subsidiaries has not, since December 31, 2006:
     (a) Discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability other than any lien, encumbrance, obligation or liability (i) discharged,

paid or satisfied in the ordinary course of business, (ii) shown or reflected on the Coley Balance Sheet, (iii) incurred since the date of the Coley Balance Sheet in the ordinary course of business or (iv) the discharge or satisfaction of which would not reasonably be expected to have a Material Adverse Effect;
     (b) Increased or established any reserve for Taxes (as defined on Section 3.11) or any other liability on its books or otherwise provided therefor which would reasonably be expected to have a Material Adverse Effect, except as may have been required due to income or operations of Coley since the date of the Coley Balance Sheet;
     (c) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the assets, tangible or intangible, which assets are material to the consolidated business or financial condition of Coley;
     (d) Sold or transferred any of the assets material to the consolidated business of Coley, canceled any material debts or claims or waived any material rights, except in the ordinary course of business;
     (e) Except for this Agreement and any other agreement executed and delivered pursuant to this Agreement, entered into any material transaction other than in the ordinary course of business or permitted under this Agreement;
     (f) Issued any stock, bonds or other securities, other than stock options granted to employees, directors or consultants of Coley or any of the Coley Subsidiaries or warrants granted to third parties or shares of common stock issuable pursuant thereto or pursuant to any other contract or agreement outstanding as of the date hereof, all of which are disclosed on Section 3.2 of the Coley Disclosure Schedule; or
     (g) taken any action that, if taken during the period form the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.
     3.11 Tax Returns, Etc. Except as disclosed in Section 3.11 of the Coley Disclosure Schedule:
     (a) Coley and each of the Coley Subsidiaries has duly and timely filed all Tax Returns required to be filed; all such returns are and were accurate and complete in all material respects; and Coley and each of the Coley Subsidiaries has duly and timely paid all Taxes that have been incurred or are due other than (a) Taxes that (i) are not yet delinquent or (ii) are being contested in good faith, have not been finally determined and have been adequately reserved against in accordance with GAAP or (b) Tax Returns or Taxes as to which the failure to file, pay or make provision for would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (b) Neither Coley nor any of the Coley Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Coley and the Coley Subsidiaries).
     (c) Neither Coley nor any of the Coley Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Internal Revenue Code of 1986, as amended (the “Code”).
     (d) Neither Coley nor any of the Coley Subsidiaries has received any written notices from any Tax Authority relating to any issue which could materially affect the Tax liability of Coley or any of the Coley Subsidiaries.
     (e) Neither Coley nor any of the Coley Subsidiaries (i) has entered into an agreement or waiver or been asked to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of Coley or any of the Coley Subsidiaries, or (ii) has applied for and/or received a ruling or determination from a Tax Authority regarding a past or prospective transaction of Coley or any of the Coley Subsidiaries.
     (f) Neither Coley nor any of the Coley Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which Coley and/or the Coley Subsidiaries are the only members).
     (g) All Taxes that Coley or any of the Coley Subsidiaries is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.
     (h) No written claim has been made by any Tax Authority in the past three years in a jurisdiction where Coley or any of the Coley Subsidiaries does not file Tax Returns that Coley or any of the Coley Subsidiaries is or may be subject to taxation by that jurisdiction.
     (i) Neither Coley nor any of the Coley Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any Tax Authority; neither Coley nor any of the Coley Subsidiaries has any Knowledge that any Tax Authority has proposed or purported to require any such adjustment or change in accounting method, and Coley has no Knowledge or belief that any such adjustment under Section 481 of the Code or the corresponding tax laws of any Tax Authority will be required of Coley or the Coley Subsidiaries upon the completion of, or by reason of, the Transactions.
     (j) Neither Coley nor any of the Coley Subsidiaries has engaged in any “reportable transaction” as defined in U.S. Treasury Regulations Section 1.6011-4(b).
     (k) The stock of Coley is not, and has not been within the five-year period ending on the date of this Agreement, a “United States real property interest” within the meaning of Section 897 of the Code.
     (l) Since January 1, 2007, Coley and each Coley Subsidiary has only incurred liabilities for Taxes arising in the ordinary course of business.
     (m) There are no liens for amounts of Taxes upon any asset of Coley or any Coley Subsidiary except for liens for Taxes not yet due.
     (n) There are no amounts outstanding and unpaid for which Coley or any Coley Subsidiary has previously claimed a deduction in computing Taxes.
     (o) Neither Coley nor any Coley Subsidiary has outstanding loans or indebtedness incurred by directors, former directors, officers, shareholders and/or employees or by any person or corporation not dealing at arm’s length (within the meaning of the Code, ITA or similar authority) with any of the foregoing.
     (p) There are no circumstances existing which could result in the application of sections 80 to 80.04 of the ITA or equivalent Canadian provincial provision to Coley or any Coley Subsidiary.
     (q) There are no circumstances existing which could result in the application of section 78 or 160 of the ITA or any equivalent Canadian provincial provision to Coley or any Coley Subsidiary.
     (r) Coley and the Coley Subsidiaries have properly and timely documented their transfer pricing methodology for purposes of Section 482 of the Code and any comparable provisions of state, local and foreign Tax Law.
     3.12 Commissions and Fees. Except for JPMorgan, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Coley or any Coley Subsidiary. Coley has furnished or made available to Acquiror a true and complete copy of Coley’s agreement with JPMorgan pursuant to which JPMorgan is entitled to a fee in connection with the transactions contemplated hereby.
3.13 Employee Benefit Plans; Employment Matters.
     (a) Except as set forth in Section 3.13(a) of the Coley Disclosure Schedule or in the Coley Public Reports, there are no Employee Benefit Plans established, maintained, adopted, participated in, sponsored, contributed to, provided, promised to provide, terminated by, or resulting in any liability to Coley or a Coley Subsidiary, and Schedule 3.13(a) separately identifies each Employee Benefit Plan in which employees at non-United States locations of Coley are eligible to participate. As used in this Agreement, (1) “Employee Benefit Plan” means any plan, program, policy, practice, agreement or other arrangement providing compensation in any form to any current or former employee, independent contractor, officer or director of Coley or any Coley Subsidiary or any beneficiary or dependent thereof, whether written or unwritten, formal or informal, including without limitation any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (“Employee Welfare Benefit Plan”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) (“Employee Pension Benefit Plan”), and any other pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, equity, phantom equity, severance, employment, consulting, unemployment, termination pay, hospitalization or other medical, life, or other insurance, long- or short-term disability, change of control, fringe benefit, employment or retention agreement, consulting or independent contractor agreement, or any other plan, program, practice, agreement, policy, or other arrangement; and (2) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
     (b) With respect to each Employee Benefit Plan, Coley has made available to Acquiror a true, correct and complete copy of: (i) each writing constituting a part of such Employee Benefit Plan (including, but not limited to, the plan document(s), adoption agreement, prototype or volume submitter documents, trust agreement, annuity contract, and insurance contracts) and all amendments thereto; (ii) the three most recent Annual Reports (Form 5500 Series) and all applicable schedules, if required; (iii) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any, or if an application for a determination letter is pending, the application with all attachments; (v) if the Employee Benefit Plan is funded, the most recent annual and periodic accounting of the Employee Benefit Plan assets and liabilities and the most recent valuation performed for funding purposes; and (vi) all notices or other communications between such Employee Benefit Plan or Coley or a Coley Subsidiary and the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, Governmental Entity or other governmental agency relating to such Employee Benefit Plan.
     (c) Each Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Laws (including but not limited to ERISA and the Code). Coley, each Coley Subsidiary, and all Employee Benefit Plans are in all material respects in compliance with the applicable provisions of ERISA, the Code, and other applicable Law. There are no suits, actions, proceedings, investigations, claims or orders pending or threatened against Coley or any Coley Subsidiary related to any Employee Benefit Plan (other than non-material claims in the ordinary course of business). No Employee Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of any Governmental Entity, and no Employee Benefit Plan is the subject of any pending application for administrative relief under any voluntary compliance program or closing agreement program of the Internal Revenue Service or the Department of Labor.
     (d) All contributions required to be made to any Employee Benefit Plan (or to any person pursuant to the terms thereof) have been made if due, and where not yet due the amount of such payment or contribution obligation has been reflected in the financial statements of Coley, in accordance with GAAP, as of the end of Coley’s most recent fiscal year preceding the date of this Agreement, which are publicly available prior to the date of this Agreement. All such contributions representing participant contributions have been made within the time required by applicable Law including Department of Labor regulation section 2510.3-102. All such contributions to, and payments from, the Employee Benefit Plans, except those payments to be made from a trust exempt under Section 501(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made, will be properly accrued and reflected on the financial statements of Coley. All assets of any Employee Benefit Plan consist of cash or actively traded securities. There is no Lien on the assets of Coley or an Coley Subsidiary arising under Section 302(f) or 4068(a) of ERISA or Section 412(n) of the Code or any successor provisions of ERISA or the Code.
     (e) Each Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a), 401(f), or 403(a) of the Code and, to the extent applicable, Section 401(k) of the Code has received a determination letter, notification letter or opinion letter on which Coley is entitled to rely from the Internal Revenue Service to the effect that such Employee Benefit Plan is so qualified and exempt from federal income taxes, and no such determination or opinion letter has been revoked, and no event has occurred and no condition exists that could reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan.
     (f) Neither Coley nor any Coley Subsidiary has engaged in a prohibited transaction, as defined in Section 4975 of the Code or Section 406 of ERISA, as a fiduciary or party in interest with respect to any Employee Benefit Plan, and to the Knowledge of Coley, no prohibited transaction, within the meaning of Section 406 or ERISA or Section 4975 of the Code, has occurred with respect to any Employee Benefit Plan. For this purpose, whether a prohibited transaction exists shall be determined without regard to whether a statutory or other exemption is applicable.
     (g) Neither Coley nor any Coley Subsidiary has or has ever had any actual or potential, secondary, or contingent liability under Title IV of ERISA and no Employee Benefit Plan is or has ever been subject to Title IV of ERISA. Neither Coley nor any Coley Subsidiary has ever established, maintained, sponsored, contributed to, or been required to contribute to a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “defined benefit plan” (as defined in Section 3(35) of ERISA) or withdrawn from any “multiemployer plan” (as defined in Section 3(37) of ERISA).
     (h) No fiduciary (within the meaning of Section 3(21) of ERISA) has engaged in any transaction or acted or failed to act in a manner that could subject Coley or any Coley Subsidiary to any liability for breach of fiduciary duty under ERISA or any other applicable Law (whether such liability is directly against the Coley or the Coley Subsidiary or the result of any existing indemnity agreements).
     (i) Except as set forth in Section 3.13(i) of the Coley Disclosure Schedule, neither Coley nor any Coley Subsidiary has offered to provide life, health or medical benefits or insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual’s employment, except to the extent required by the COBRA provisions in ERISA and the Code or similar state benefit continuation laws. Each Employee Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with Sections 601 et seq. and 701 et seq. of ERISA and Section 4980B and Subtitle K of the Code.
     (j) Except as set forth in Section 3.13(j) of the Coley Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in connection with termination of employment, (i) entitle any current or former employee, independent contractor, director, or officer of Coley or any Coley Subsidiary to any severance pay, change in control payment, unemployment compensation, parachute payment or other material payment; (ii) accelerate the time of payment or vesting, or increase the amount of compensation due, any such employee, independent contractor, director, or officer; (iii) materially increase any benefits otherwise payable under any Employee Benefit Plan; or (iv) entitle any such employee, independent contractor, director or officer to any gross-up or similar material payment in respect of the excise tax described in Section 4999 of the Code or other similar tax.
     (k) Neither Coley nor any Coley Subsidiary has a formal plan, commitment, or proposal, whether legally binding or not, nor has Coley or a Coley Subsidiary made a commitment to any individual to create any additional Employee Benefit Plan or modify or change any existing Employee Benefit Plan that would affect any current employee, director or consultant, or former employee, of Coley or a Coley Subsidiary, or any beneficiary or alternate payee of such an individual. No events have occurred or are expected to occur with respect to any Employee Benefit Plan that would cause a material change in the cost of providing the benefits under such plan or would cause a material change in the cost of providing for other liabilities of such plan. Coley has the right to amend or terminate each Employee Benefit Plan without incurring any liability other than with respect to benefits that have already accrued under an Employee Pension Benefit Plan.
     (l) Any Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been identified as such on Section 3.13(l) of the Coley Disclosure Schedule. Each such Benefit Plan has been operated in accordance with the requirements of Code Section 409A and the guidance issued thereunder through and including Notice 2007-86.
     (m) Coley does not have and has never had an ERISA Affiliate that is not a Coley Subsidiary. “ERISA Affiliate” means with respect to an entity (a) a member of any “controlled group” (as defined in section 414(b) of the Code) of which an entity is also a member, (b) a trade or business, whether or not incorporate, under common control (within the meaning of section 414(c) of the Code) with an entity, or

(c) a member of any affiliated service group (within the meaning of section 414(m) of the Code) of which an entity is also a member.
     (n) No Employee Benefit Plan is, or is intended to be, a “registered pension plan” as such term is defined in the ITA.
     (o) Neither Coley nor any Coley Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with, or under any obligation to consult with a labor union, works council or labor organization, nor is any such contract or agreement presently being negotiated, nor, to the knowledge of Coley, is there, nor has there been in the last five years, a representation campaign respecting any of the employees of Coley or any Coley Subsidiary, and, to the knowledge of Coley, there are no campaigns being conducted to solicit cards from employees of Coley or any Coley Subsidiary to authorize representation by any labor organization. Neither Coley nor any Coley Subsidiary is a party to, or bound by, any consent decree with, or citation by, any governmental agency relating to employees or employment practices. Neither Coley nor any Coley Subsidiary is the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of Coley, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Coley or any Coley Subsidiary.
     (p) To the knowledge of Coley, neither Coley nor any Coley Subsidiary has taken any action that, by itself or in conjunction with any action of equal magnitude that may be taken after the Effective Time, will trigger any obligations under the WARN Act or any other similar or comparable applicable Law. As used in the Agreement, “WARN Act” means the Workers Adjustment and Retraining Notification Act of 1989, as amended.
     (q) Section 3.13(q) of the Coley Disclosure Schedule contains a true and complete list of the names, positions and rates of compensation of all officers, directors, employees and independent contractors of Coley and each Coley Subsidiary, as of the date hereof, showing each such person’s name, date of hire, positions, place of employment, and annualized remuneration, bonuses and material fringe benefits for the current fiscal year and the most recently completed fiscal year. Except as indicated on Section 3.13(q) of Coley Disclosure Schedule, to the knowledge of Coley, (i) all employees are employed on an “at-will” basis and their employment can be terminated at any time for any lawful reason without any amounts being owed to such individual other than with respect to wages accrued before the termination, (ii) Coley’s relationships with all individuals who act on their own as contractors or other service providers to Coley or a Coley Subsidiary can be terminated at any time for any lawful reason without any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination, and (iii) no employee is on disability or other leave of absence. Coley and the Coley Subsidiaries are in material compliance with all terms and conditions of employment and all Laws respecting employment and employment practices, including without limitation, pay equity, wages, overtime pay, hours of work and occupational health and safety. To the knowledge of Coley, Coley has complied in all respects with all Laws governing the employment of non-U.S. nationals in the United States, including the Immigration and Nationality Act 8 U.S.C. Sections 1101 et seq. and its implementing regulations. Except as set forth on Section 3.13(q) of Coley Disclosure Schedule, Coley has not sponsored any employee for, or otherwise engaged any current employee working pursuant to, a non-immigrant visa.
     (r) No Coley Option or Warrant is exercisable for any class or series of Coley Shares other than Coley Common Stock. At the time of issuance, the exercise price of each Coley Option was not less than the fair market value of a share of Coley Common Stock as of the date of grant of such Coley Option. All grants of Coley Options were validly issued and properly approved by Coley’s Board of Directors (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and recorded on the financial statements of Coley in accordance with GAAP, and all such grants were properly made on the applicable grant dates as reflected in Coley’s financial statements.
     3.14 Possession of Licenses and Permits. Except for matters governed by Environmental Laws which are addressed in Section 3.19, Coley and the Coley Subsidiaries possess all material permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business of Coley and the Coley Subsidiaries; Coley and the Coley Subsidiaries are in compliance with the requirements of all such Governmental Licenses, except where the failure to comply would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect; and neither Coley nor any of the Coley Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses, which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a Material Adverse Effect. Coley has made available to the Acquiror all material Governmental Licenses from the Food and Drug Administration (“FDA”).
3.15 Regulatory and Clinical Compliance.
     (a) All activities of Coley or any of the Coley Subsidiaries that are subject to the jurisdiction of the FDA or subject to the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Public Health Service Act (“PHSA”), and the regulations promulgated thereunder or similar legal provisions in any foreign jurisdiction, have been conducted in compliance in all material respects with all applicable requirements under the FDCA, the PHSA, the regulations promulgated thereunder, and similar Laws in any foreign jurisdiction, including without limitation, those relating to good laboratory practices, good clinical practices, adverse event reporting, good manufacturing practices, recordkeeping, and filing of reports. Except for matters governed by Environmental Laws, which are addressed in Section 3.19 hereof, neither Coley nor any of the Coley Subsidiaries has received any notice or other communication from the FDA or any other Governmental Entity alleging any violation of any Law by Coley or any Coley Subsidiary relating to any such activity. Neither Coley nor any of the Coley Subsidiaries have received any notices of inspectional observations (including those recorded on form FDA 483), establishment inspection reports, warning letters, untitled letters, or any other documents received from or issued by the FDA or any other Governmental Entity that indicate or suggest lack of compliance with the FDCA, the PHSA, or FDA regulatory requirements or similar Laws or requirements in any foreign jurisdiction by Coley, any Coley Subsidiary, or by Persons who are otherwise performing services for the benefit of Coley or any Coley Subsidiary.
     (b) Section 3.15 of the Coley Disclosure Schedule sets forth a complete and accurate listing of all material preclinical studies and material clinical trials, together with the dates and brief descriptions of such studies, previously or currently undertaken or sponsored by Coley or any Coley Subsidiary, or to the knowledge of Coley, its licensors, their respective affiliates, and any third-party investigator with any contact with Coley or any Coley Subsidiary and its licensors. True, complete and accurate copies of all material data and material reports with respect to such studies and trials undertaken or sponsored by Coley or any Coley Subsidiary, or, to the knowledge of Coley, such other studies and trials, have been provided or made available to Acquiror. Coley has heretofore provided or made available to Acquiror all material correspondence and contact information between Coley or any Coley Subsidiary and the FDA and other Governmental Entities regarding such studies and trials and, to the extent provided or made available to Coley or any Coley Subsidiary, between the FDA and other Governmental Entities relating thereto.
     (c) All human clinical trials conducted by or, to the knowledge of Coley, on behalf of Coley or any Coley Subsidiary have been and are being conducted in compliance in all material respects with all applicable requirements of the FDCA, the PHSA, and regulations promulgated thereunder, including the requirements of good clinical practice, informed consent, institutional review boards (as those terms are defined by FDA) and all other domestic and foreign applicable Laws relating to clinical trials or the protection of human subjects, including those contained in 21 C.F.R. Parts 50, 54, 56, and 312. To the knowledge of Coley, the clinical investigators conducting clinical trials on behalf of Coley have obtained patient authorizations in compliance with the provisions governing the privacy of patient medical records under the Health Insurance Portability and Accountability Act of 1996 and the implementing regulations of the United States Department of Health and Human Services. Neither Coley or any Coley Subsidiary, nor, to the knowledge of Coley, anyone acting on behalf of Coley or any Coley Subsidiary, has received any notice that the FDA or any domestic or foreign state or federal government authority or institutional review board has initiated, or threatened to initiate, any clinical hold or other action to suspend any clinical trial or suspend or terminate any Investigational New Drug Application sponsored by or on behalf of Coley or any Coley Subsidiary, or otherwise restrict the preclinical research on or clinical study of any Coley product. Coley has not failed to submit to the FDA or any other Governmental Entity engaged in the regulation of clinical trials of pharmaceuticals any Investigational New Drug Application for a clinical trial it is sponsoring; all such submissions were in material compliance with applicable Laws when submitted and no material deficiencies have been asserted by the FDA with respect to any such submissions.
     (d) All non-clinical laboratory testing conducted by or, to the knowledge of Coley, on behalf of Coley or any Coley Subsidiary has complied, and currently complies, in all material respects, with the applicable requirements of 21 C.F.R. Part 58 or any analogous Law in Germany or Canada.
     (e) Neither Coley or any Coley Subsidiary, nor, to the knowledge of Coley, anyone operating on Coley’s behalf, has advertised, marketed, or promoted any Coley product. To Coley’s knowledge, Coley and all Coley Subsidiaries are in material compliance with applicable provisions of the False Claims Act (31 U.S.C. §§ 3729-3733), the Social Security Act Anti-Kickback Prohibitions (42 U.S.C. § 1320a-7b), and state Law equivalents of the foregoing.
     (f) Neither Coley or any Coley Subsidiary nor, to the knowledge of Coley or any Coley Subsidiary, any officer, employee or agent of Coley or any Coley Subsidiary, has (i) been placed under or otherwise made subject to, or (ii) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither Coley or any Coley Subsidiary nor, to the knowledge of Coley or any Coley Subsidiary, any officer, employee or agent of Coley or any Coley Subsidiary has been (i) subject to, or (ii) convicted of any crime or engaged in any conduct that would reasonably be expected to result in (x) debarment under 21 U.S.C. Section 335a or any similar Law, or (y) exclusion from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar Law.
3.16 Intellectual Property.
     (a) Section 3.16(a) of the Coley Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all Coley Intellectual Property, all owners thereof, and the date and jurisdiction of filing, issuance, registration, grant, and expiration, as applicable. Except to the extent listed on Section 3.16(a) of the Coley Disclosure Schedule, all Intellectual Property Rights are either (i) owned by Coley or any of the Coley Subsidiaries free and clear of all Liens or other exceptions to title that affect the Intellectual Property Rights or restrict the use by Coley or any of the Coley Subsidiaries of the Intellectual Property Rights in any way or require Coley or any of the Coley Subsidiaries to make any payment or give anything of value as a condition to its use in any way of the Intellectual Property (collectively, “IP Liens”), or (ii) licensed to Coley or any of the Coley Subsidiaries free and clear of all IP Liens pursuant to a valid and enforceable written agreement listed on Section 3.16(a) of the Coley Disclosure Schedule. With respect to all Coley Intellectual Property that is a United States Patent subject to a terminal disclaimer against another Patent, each such Patent has been and remains commonly owned with the Patent it is terminally disclaimed against since the terminal disclaimer was filed with the United States Patent and Trademark Office. Except to the extent listed on Section 3.16(a) of the Coley Disclosure Schedule, each of Coley and the Coley Subsidiaries, as applicable, is the sole legal and beneficial owner of all the Coley Intellectual Property and all other Intellectual Property Rights. Except to the extent listed on Section 3.16(a) of the Coley Disclosure Schedule, there are no actions pending or, to the knowledge of Coley, threatened (whether orally or in writing) with regard to the ownership or Control by Coley or any of the Coley Subsidiaries of any Coley Intellectual Property or, to the knowledge of Coley any of the other Intellectual Property Rights, or with respect to the validity, enforceability, duration, scope, priority, effectiveness, use or right to use any of the Coley Intellectual Property or, to the knowledge of Coley any of the other Intellectual Property Rights; nor has Coley received any opinions or advice that there are facts or circumstances that would provide a basis for a successful action with regard to any of the matters described in this sentence. Except as provided for in any agreement identified on Section 3.16(a) of the Coley Disclosure Schedule, each of Coley and the Coley Subsidiaries has the legal power to convey to a successor all of its ownership, Control and rights in and to Intellectual Property.
     (b) Except as disclosed on Section 3.16(b) of the Coley Disclosure Schedule, to the knowledge of Coley, the Intellectual Property Rights have not been infringed, misappropriated, diluted, violated or otherwise conflicted with by any Person and are not being infringed, misappropriated, diluted, violated or otherwise conflicted with by any Person.
     (c) Except to the extent listed on Section 3.16(c) of the Coley Disclosure Schedule, there are no pending or, to the knowledge of Coley, threatened claims (whether orally or in writing) that any of Coley or the Coley Subsidiaries has infringed, misappropriated, diluted, violated or otherwise conflicted with or is or will be infringing, misappropriating, diluting, violating or otherwise is or will be in conflict with (including with respect to the current, proposed or anticipated manufacture, use, sale, offer for sale or importation by Coley or any of the Coley Subsidiaries of any commercial products or to the current, proposed or anticipated operations of Coley or any of the Coley Subsidiaries) any Intellectual Property of any Person, nor is Coley aware of any facts or circumstances that could reasonably be likely to provide a basis for such a claim.
     (d) Except as set forth in Section 3.16(d) of the Coley Disclosure Schedule, the applications for Coley Intellectual Property listed on Section 3.16(a) of the Coley Disclosure Schedule that are owned or Controlled by Coley or any of the Coley Subsidiaries are pending and have not lapsed, been abandoned or forfeited, and have been and continue to be prosecuted in a timely and reasonable manner. All Coley Intellectual Property has been duly registered or filed with or issued by each appropriate Governmental Entity in the jurisdiction indicated on Section 3.16(a) of the Coley Disclosure Schedule. With respect to the Coley Intellectual Property, all necessary maintenance fees and other fees have been timely paid to continue all such rights in effect and to the knowledge of Coley all necessary affidavits of continuing use and other filings have been timely filed. Excepting (i) applications that are currently pending for Coley Intellectual Property that have been disclosed in Section 3.16(a) of the Coley Disclosure Schedule, and (ii) Coley Intellectual Property that has been abandoned as disclosed Section 3.16(a) of the Coley Disclosure Schedule none of the Coley Intellectual Property has expired, been abandoned or been declared invalid or unenforceable, in whole or in part, by any Governmental Entity. Except as set forth in Section 3.16(d) of the Coley Disclosure Schedule, there are no threatened or ongoing interferences, protests, oppositions, reissues, or reexaminations or other inter partes proceedings that could result in a loss or limitation of a patent right or claim involving any of the Patents listed on Section 3.16(a) of the Coley Disclosure Schedule and owned by Coley or any of the Coley Subsidiaries (and, to Coley’s knowledge, with respect to Patents otherwise Controlled by Coley or any of the Coley Subsidiaries).
     (e) Except as set forth on Section 3.16(e) of the Coley Disclosure Schedule, no Intellectual Property Rights owned or Controlled by Coley or any of the Coley Subsidiaries have been developed or otherwise obtained using any funding or other resources provided by any Governmental Entity or institution of higher education. With respect to the Intellectual Property Rights listed on Section 3.16(a) of the Coley Disclosure Schedule, Coley, each Coley Subsidiary, and to the extent applicable, to the knowledge of Coley, all other Persons who own or otherwise Control such Intellectual Property Rights, have complied with all applicable Law necessary to protect, as applicable, their ownership and right to use such Intellectual Property Rights and the validity, enforceability, duration, scope, priority and effectiveness of such Intellectual Property Rights.
     (f) To the knowledge of Coley, for each Patent listed on Section 3.16(a) of the Coley Disclosure Schedule that is owned by Coley or any of the Coley Subsidiaries, each of Coley, the Coley Subsidiaries, their respective attorneys, agents and relevant employees and representatives (and, to the knowledge of Coley, the owners and inventors, and their attorneys, agents and relevant employees and representatives, of the Patents listed on Section 3.16(a) of the Coley Disclosure Schedule that are otherwise Controlled by Coley or any of the Coley Subsidiaries) has met its duty of candor as required under 37 C.F.R. 1.56 and complied with analogous Laws outside the United States requiring disclosure of references. To the knowledge of Coley, each of the Patents listed on Section 3.16(a) of the Coley Disclosure Schedule properly identifies each and every inventor of the claims thereof as determined in accordance with the Laws of the jurisdiction in which such Patent is issued or pending.
     (g) Except to the extent listed on Section 3.16(a) of the Coley Disclosure Schedule, each inventor named on the Patents listed on Section 3.16(a) of the Coley Disclosure Schedule that were filed or are owned by Coley (and, to Coley’s knowledge, each inventor named on the Patents listed on Section 3.16(a) of the Coley Disclosure Schedule that are otherwise Controlled by Coley or any of the Coley Subsidiaries) has executed a valid and enforceable agreement actually assigning his or her entire right, title and interest in and to such Patent, and the inventions embodied and claimed therein, to Coley or any of the Coley Subsidiaries (or to the Person who has entered into a written agreement to license such Patent to Coley or such Coley Subsidiary as reflected on Section 3.16(h) of the Coley Disclosure Schedule), except as indicated on Section 3.16(a) of the Coley Disclosure Schedule. To the knowledge of Coley, no such inventor has any contractual or other obligation that would preclude or render void or voidable any such assignment or otherwise conflict with the obligations of such inventor to Coley, any Coley Subsidiary or appropriate owners under such agreement with Coley or such Coley Subsidiary, as the case may be.
     (h) Section 3.16(h) of the Coley Disclosure Schedule sets forth a true, complete and accurate list of all material agreements or instruments with respect to any options, rights, licenses or interests of any kind relating to rights in Intellectual Property that have been granted (i) to Coley or any of the Coley

Subsidiaries (other than agreements commonly generated in the ordinary course of business (including software licenses for generally available off-the-shelf software, employee assignment agreements and nondisclosure agreements (collectively, “Ordinary Course Agreements”)) that have not caused and would not reasonably be expected to cause a Material Adverse Effect) or (ii) by Coley or any of the Coley Subsidiaries to any other Person (other than Ordinary Course Agreements) that have not caused and would not reasonably be expected to cause a Material Adverse Effect). There are no such options, rights, licenses or interests of any kind relating to rights in Intellectual Property that are held by Coley or any of the Coley Subsidiaries (or, to the knowledge of Coley, with respect to Intellectual Property Rights otherwise Controlled by Coley or any of the Coley Subsidiaries) other than as set forth in the agreements listed on Section 3.16(h) of the Coley Disclosure Schedule. Section 3.16(h) of the Coley Disclosure Schedule sets forth, as of the date hereof, all agreements and other obligations under which Coley or any of the Coley Subsidiaries are obligated to make payments or provide other consideration (in any form, including royalties, milestones and other contingent payments or other consideration) to third parties for use of any rights in Intellectual Property. Each of Coley and the Coley Subsidiaries is in compliance with the terms of all such agreements and other obligations and, with respect to sublicenses, to the knowledge of Coley, the licensor to Coley or such Coley Subsidiary is in compliance with all agreements granting such rights in Intellectual Property to licensor, except where individually or in the aggregate it would not have caused or would not reasonably be expected to cause a Material Adverse Effect.
     (i) “Intellectual Property Rights” means (A) all intellectual property rights listed on Section 3.16(a) of the Coley Disclosure Schedule, together with (B) any other type of rights in Intellectual Property that is owned or Controlled by Coley or any of the Coley Subsidiaries. Each of Coley and the Coley Subsidiaries owns all Intellectual Property Rights required to carry on its business as such business has been carried on since its inception and such rights and the ability of Coley and the Coley Subsidiaries to use such rights will not be affected by the Merger.
     (j) Section 3.16(j) of the Coley Disclosure Schedule provides a true and complete list of all transfers and transactions (including the relevant parties involved) involving the rights of Coley or any Coley Subsidiary in Intellectual Property since Coley’s inception that (i) impose or otherwise establish some ongoing or surviving liability or obligation on Coley or any of the Coley Subsidiaries and (ii) are not listed in Schedule 3.16(h) of the Coley Disclosure Schedule and are not otherwise Ordinary Course Agreements.
     (k) Each of Coley and the Coley Subsidiaries has implemented procedures to maintain its confidential information and trade secrets material to its business in confidence, including by entering into licenses and contracts that generally require licensees, contractors and other third Persons with access to such confidential information or trade secrets to keep such confidential information and trade secrets confidential.
     (l) Each of Coley and the Coley Subsidiaries operates and enforces reasonable procedures designed to ensure the maintenance of Intellectual Property that is material to the business or likely to be patentable.
     (m) All officers, directors and employees of Coley and the Coley Subsidiaries, contractors, consultants or other third parties (“Coley Personnel”) having access to the Intellectual Property and proprietary information owned or otherwise Controlled by Coley, the Coley Subsidiaries and their respective customers or business partners (including inventions owned by Coley or the Coley Subsidiaries) have executed and delivered to Coley or such Coley Subsidiary an agreement regarding the protection of such proprietary information and the assignment to Coley or such Coley Subsidiary of inventions and other rights to Intellectual Property (in the case of proprietary information of customers and business partners of Coley and such Coley Subsidiary, to the extent required by such customers and business partners); and true and complete copies of all such agreements have been provided or made available to ACQUIROR. Coley has secured valid written assignments from all Coley Personnel who were involved in, or who contributed to, the creation or development of any Intellectual Property, of the rights to such contributions. No Coley Personnel have any right, license, claim or interest whatsoever in or with respect to any Intellectual Property used or held for use or necessary to conduct the business of Coley and the Coley Subsidiaries.
     3.17 Insurance. Section 3.17 of the Coley Disclosure Schedule sets forth a complete and correct list of all insurance policies and programs (other than welfare benefit insurance policies and programs), including self-insurance programs, maintained by Coley or any of the Coley Subsidiaries. All such insurance policies are in full force and effect and all related premiums have been paid to date. To the knowledge of Coley, there are no pending or threatened disputes or communications with or from any insurance carrier denying or disputing any claim or regarding cancellation or nonrenewal of any such policy. To the knowledge of Coley, such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of Coley and the Coley Subsidiaries.
     3.18 Properties. None of Coley or any of the Coley Subsidiaries own any real property. Section 3.18 of the Coley Disclosure Schedule sets forth by location all real property used or occupied by Coley or any Coley Subsidiary (each, a “Leased Property”) that is held under lease or sub-lease by Coley or any of the Coley Subsidiaries (the “Leases”). Except for the properties subject to the Leases and as set forth in Section 3.18 of the Coley Disclosure Schedule, each of Coley and the Coley Subsidiaries has good title, free and clear of all Liens, to all of its material tangible personal property, except for (i) liens for current Taxes not yet due and payable, (ii) liens imposed by Law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen and (iii) liens in respect of pledges or deposits under workers’ compensation Laws, all of which would not reasonably be expected to have a Material Adverse Effect (such exceptions, “Permitted Liens”). All material tangible property owned by Coley or any Coley Subsidiary is free from material defects, has been maintained in accordance with past practice of Coley or the applicable Coley Subsidiary and generally accepted industry practice, is in good working order, ordinary wear and tear excepted, and is suitable for the purposes for which they are presently used. All material tangible personal property leased by Coley or any Coley Subsidiary is in good working order, ordinary wear and tear excepted, and is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease and upon expiration thereof. With respect to each Leased Property, (i) Coley or such Coley Subsidiary has a good and valid leasehold (or as applicable, subleasehold) estate relating thereto, free and clear of all Liens (except for Permitted Liens), leases, assignments, subleases, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except (A) as set forth in such Lease, (B) any easements or rights of way, (C) any encumbrances of record affecting the fee title to the Leased Property or affecting any superior landlord’s interest in the Leased Property, (D) the rights of any ground landlord, if any, and any mortgagee(s), if any, of the landlord or any ground landlord, in the case of (B), (C) and (D), that do not and will not for the term of the applicable Lease materially interfere with the use of the property subject thereto or affected thereby, consistent with its current use (ii) the Lease relating to such Leased Property is in writing and is legal, valid, binding, in full force and effect and enforceable in accordance with its terms, (iii) the Lease relating to such Leased Property will, immediately following the Effective Time, continue to be legal, valid, binding, in full force and effect and enforceable in accordance with its terms as in effect on the date hereof, (iv) Coley or such Coley Subsidiary is not and, to the knowledge of Coley, no other party to the Lease relating to such Leased

Property is, in breach or violation of, or in default under, such Lease, (v) no event, occurrence, condition or act has occurred, is pending or, to the knowledge of Coley is threatened, which, with the giving of notice, lapse of time, or the happening of any further event, occurrence, condition or act, would constitute a breach or default by Coley, such Coley Subsidiary or, to the knowledge of Coley, any other party to such Lease, under such Lease, or give rise to a right of termination, cancellation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under any such Lease, (vi) there are no disputes, oral agreements or forbearance programs in effect as to the Lease relating to such Leased Property, (vii) all facilities included in such Leased Property are supplied with utilities and other services adequate for the operation of such facilities, (viii) all rents and additional rents due on the Lease relating to such Leased Property have been paid, and (ix) the current use by Coley or such Coley Subsidiary of the facilities located on such Leased Property does not violate any local zoning or similar land use requirement or other Law in any material respect. Coley has made available to Acquiror complete and accurate copies of each of the Leases and none of the Leases has been modified, except to the extent such modifications have been disclosed in Section 3.18 of the Coley Disclosure Schedule.
     3.19 Environmental Matters.
     (a) Neither Coley nor any Coley Subsidiary has received written notice from any Governmental Entity with competent jurisdiction over such matters (“Governmental Authority”) or third-party, and to Coley’s knowledge none is pending or threatened, alleging that (i) Coley or any Coley Subsidiary was or is in violation of any applicable Environmental Law, which violation is unresolved or (ii) Coley or any Coley Subsidiary is obligated to undertake, or to bear all or any portion of the cost of, any Cleanup (as defined below) due to releases, spills or, discharges or the presence of Hazardous Materials (as hereinafter defined) on or underneath any location which is or was formerly owned, leased, used, or otherwise operated by Coley or any Coley Subsidiary which, in the case of clauses (i) or (ii), would reasonably be expected to have a Material Adverse Effect.
     (b) Coley and each Coley Subsidiary have and maintain in effect all material permits, licenses, approvals, consents, or authorizations required under applicable Environmental Laws or applied for their renewal in a timely manner, except where the absence of which would not be reasonably be expected to have a Material Adverse Effect. To the knowledge of Coley, none of the permits, licenses, approvals, consents or authorizations is subject to major modification, revision, rescission, public notice and comment or prior consent by any Governmental Authority as a result of the consummation of the transaction contemplated by this Agreement.
     (c) Except as indicated in the documents listed in Section 3.19(c) of the Coley Disclosure Schedule, to the knowledge of Coley, there have been no releases, spills or discharges of Hazardous Materials by Coley or any Coley Subsidiary on or underneath any location which is or was currently or formerly owned, leased or otherwise operated by Coley or any of the Coley Subsidiaries (the “Properties”), which releases, spills or discharges would reasonably be expected to have a Material Adverse Effect.
     (d) Neither Coley nor any Coley Subsidiary has assumed or retained by contract or operation of law any losses, expenses, claims, damages or liabilities of any third-party pursuant to applicable Environmental Laws, except for such assumption or retention which would not reasonably be expected to have a Material Adverse Effect.
     (e) Coley has made available to Acquiror all material environmental, health and safety reports, assessments, records or agreements in Coley’s possession or control relating to matters governed by Environmental Laws.
     (f) For purposes of this Agreement the following terms shall have the following meanings:
     “Cleanup” means all actions required pursuant to Environmental Laws to: (i) clean up, remove, treat or remediate Hazardous Materials, (ii) prevent the release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the environment, or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.
     “Environmental Laws” shall mean all national, regional or supernational, state, provincial, local laws, statutes, ordinances, codes, rules and regulations related to the protection of the environment, natural resources, human health and safety or the presence of, handling, use, recycling, generation, treatment, storage, transportation or disposal of or employee exposure to Hazardous Materials.
     “Hazardous Materials” means any and all substances, products, materials or wastes (including without limitation biologic agents or vectors, living or genetically modified materials, culture, serum, wastes, pollutants and contaminants) that are (i) listed, characterized or regulated pursuant to Environmental Law; (ii) identified or classified pursuant to Environmental Laws as “hazardous,” “biohazardous,” “toxic,” “dangerous,” “pollutant,” “contaminant,” “explosive,” “corrosive,” “flammable,” “radioactive,” “reactive,” “infectious,” “contagious,” “bioaccumulative,” “special waste” or “blood-borne pathogen”; (iii) capable of causing harm or injury to human health, natural resources or the environment; or (iv) oils, petroleum, petroleum products, wastes or byproducts, ozone depleting substances, asbestos or asbestos containing materials, lead-based-paint, polychlorinated biphenyls, urea formaldehyde, explosives, bacteria or fungi.
     3.20 Opinion of Financial Advisor. Coley has received the opinion of JPMorgan dated November 15, 2007 to the effect that, as of the date hereof, the Merger Consideration to be received by the stockholders of Coley is fair to the holders of Coley Shares from a financial point of view and such opinion has not been withdrawn.
     3.21 Offer Documents; Schedule 14D-9; Proxy Statement. The information supplied by Coley for inclusion in the Offer Documents shall not, at the respective times the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of Coley, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities law and will not, at the respective times the Schedule 14D-9 is filed with the SEC or is first published, sent or given to stockholders of Coley, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Coley with respect to information supplied in writing by Acquiror or Acquisition Subsidiary for inclusion therein. Any proxy statement that is required to be sent to the stockholders of Coley in connection with a Stockholders’ Meeting (as defined in Section 5.3), if required, or any information statement that is required to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the “Proxy Statement”), shall not, at the date the Proxy Statement, if required (or any amendment or supplement thereto), is first mailed to stockholders of Coley, at the time of the Stockholders’ Meeting, if required, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Coley with respect to information supplied in writing by Acquiror or Acquisition Subsidiary for inclusion therein. The Proxy Statement will comply as to form in all material respects with the provisions of applicable federal securities laws.
     3.22 Rights Agreement. No “Distribution Date” or “Triggering Event” (as such terms are defined in the Rights Agreement) has occurred. This Agreement and the consummation of the transactions contemplated hereunder, including the Offer and the Merger, have been approved by the Board of Directors of Coley. Coley has irrevocably taken all necessary action, including, amending the Rights Agreement, with respect to all of the outstanding Rights issued pursuant to the Rights Agreement, (a) to render the Rights Agreement inapplicable to this Agreement, the Offer, the Merger and the other transactions contemplated hereby, (b) to ensure that (i) neither Acquiror nor Acquisition Subsidiary is deemed to be an “Acquiring Person” (as defined in the Rights Agreement) pursuant to the Rights Agreement and (ii) neither a “Stock Acquisition Date” nor a “Triggering Event” (as such terms are defined in the Rights Agreement) will occur by reason of the execution and delivery of this Agreement or the consummation of the Offer, the Merger or transactions contemplated by this Agreement, (c) so that Coley will have no obligations under the Rights or the Rights Agreement in connection with the Offer and the Merger and the holders of Coley Common Stock will have no rights under the Rights or the Rights Agreement in connection with the Offer and the Merger and (d) provide that the “Expiration Date” (as defined in the Rights Agreement) shall occur immediately prior to the Closing. The Rights Agreement, as so amended, has not been further amended or modified. Copies of all such amendments to the Rights Agreement have been previously provided or made available to Acquiror.
     3.23 Board Recommendation. The Board of Directors of Coley has, by resolutions duly adopted by the requisite vote of the directors present at a meeting of such board duly called and held on November 15, 2007 and not subsequently rescinded or modified in any way, unanimously (i) determined that this Agreement, the Merger and the Offer, in accordance with the terms of this Agreement and the other transactions contemplated hereby, including the Tender Agreement, are advisable and are fair to and in the best interests of Coley and its stockholders, (ii) authorized Coley to enter into this Agreement and to consummate the Offer and the Merger and the other transactions contemplated hereby, (iii) recommended that the stockholders of Coley accept the Offer and tender their Coley Shares to Acquisition Subsidiary pursuant to the Offer, (iv) if necessary under applicable Law, following the Offer, directed that this Agreement be submitted for approval and adoption by the stockholders of Coley at the Stockholders’ Meeting and (v) recommended that the stockholders of Coley approve and adopt this Agreement. Coley hereby confirms that (A) the Board of Directors of Coley has taken all action required to render inapplicable to this Agreement and the transactions contemplated hereby and thereby, including the Offer and the Merger, the restrictions and limitations of Section 203 of the DGCL and (B) no other “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar Law, applies to this Agreement, the Offer or the Merger or the other transactions contemplated by this Agreement.
     3.24 Stockholder Vote. The affirmative vote of the holders of a majority of the outstanding shares of Coley Common Stock is the only vote of the holders of any class or series of capital stock of Coley necessary to adopt this Agreement and approve the Merger.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ACQUISITION SUBSIDIARY AND ACQUIROR
     Each of Acquisition Subsidiary and Acquiror, jointly and severally, represent and warrant to Coley as follows:
     4.1 Organization, Existence and Capital Stock.
     (a) Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquiror has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted. Acquiror is duly qualified to do business and is in good standing in all jurisdictions in which the character of the property owned, leased or operated or the nature of the business transacted by it makes qualification necessary, except where such failure to be qualified and in good standing, would not reasonably be expected to have a material adverse effect on the ability of Acquiror to consummate the transactions contemplated by this Agreement.
     (b) Acquisition Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted. Acquisition Subsidiary’s authorized capital consists of 1,000 shares of Common Stock, par value $0.01 per share, all of which shares have been duly authorized and validly issued and registered in the name of a wholly-owned subsidiary of Acquiror and are fully paid and nonassessable. As of the date hereof, there are not any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character obligating Acquisition Subsidiary to issue any additional shares of capital stock of Acquisition Subsidiary or any other securities convertible into or evidencing the right to subscribe for any such shares.
     4.2 Authorization of Agreement. Each of Acquiror and Acquisition Subsidiary has all necessary corporate power and authority to execute and deliver this Agreement and each other document, agreement, certificate and instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the Offer, the Merger and the other transactions contemplated hereby and thereby. The execution and delivery by each of Acquiror and Acquisition Subsidiary of this Agreement and each other document, agreement, certificate and instrument required hereby to be executed and delivered by Acquiror and Acquisition Subsidiary at the Closing and the performance of their respective obligations hereunder and thereunder have been duly and validly authorized, including approval by the Board of Directors of Acquisition Subsidiary and by Acquiror as the sole member of the sole stockholder of Acquisition Subsidiary, and no other corporate proceedings on the part of Acquiror or Acquisition Subsidiary are necessary to authorize the consummation of the transactions contemplated hereby, except for filing of the Certificate of Merger. This Agreement has been duly executed and delivered by each of Acquiror and Acquisition Subsidiary and, assuming due authorization, execution and delivery hereof by Coley, constitutes a legal, valid and binding obligation of each of Acquiror and Acquisition Subsidiary, enforceable against each of Acquiror and Acquisition Subsidiary in accordance with its terms.
     4.3 Non-Contravention; Consents.
     (a) Neither the execution or delivery of this Agreement or any other document, agreement,

certificate or instrument nor the consummation of the transactions contemplated hereby or thereby does or will:
     i. violate, conflict with, or constitute a default under, the Certificate of Incorporation, Bylaws, or other organizational documents, of Acquiror or Acquisition Subsidiary; or
     ii. except as would not reasonably be expected to have a material adverse effect on the ability of Acquiror to consummate the transactions contemplated by this Agreement and assuming that all consents, approvals, orders or authorizations contemplated by subsection (b) below have been obtained and all filings described therein have been made, (A) violate any statute or law or any rule, regulation, order, writ, injunction, judgment or decree of any court or Governmental Entity to which Acquiror or Acquisition Subsidiary or any of their assets or properties are subject or (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, acceleration or modification of, any note, bond, mortgage, indenture, deed of trust, license, lease or other agreement, instrument or obligation to which Acquiror or Acquisition Subsidiary is a party or by which their or any of their assets or properties may be bound.
     (b) Except for the expiration or termination of the applicable waiting period under the HSR Act and any applicable foreign competition Laws, and except for such filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act and the Blue Sky laws, and except for the filing and recordation of a Certificate of Merger as required by the DGCL, there is no other consent, approval, order or authorization of, or filing with, or any permit from, or any notice to, any court or Governmental Entity required to be obtained by Acquiror or Acquisition Subsidiary in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.
     4.4 Commissions and Fees. Except for Lazard Frères & Co. LLC, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror or Acquisition Subsidiary.
     4.5 No Subsidiaries. Acquisition Subsidiary does not own stock in, and does not control directly or indirectly, any other corporation, association or business organization. Acquisition Subsidiary is not a party to any joint venture or partnership.
     4.6 No Prior Activities. Other than the obligations created under this Agreement, Acquisition Subsidiary has neither incurred any obligation or liability nor engaged in any business activities of any type or kind whatsoever, and is not obligated under any contracts, claims, leases, liabilities, loans or otherwise.
     4.7 Offer Documents; Proxy Statement. The information supplied in writing by Acquiror and Acquisition Subsidiary for inclusion in the Offer Documents will not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of Coley, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The information supplied by Acquiror and Acquisition Subsidiary in writing for inclusion in any Proxy Statement that is required will not, on the date such

Proxy Statement, if required (or any amendment or supplement thereto), is first mailed to stockholders of Coley, at the time of the Stockholders’ Meeting (as defined in Section 5.3), if required, or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
     4.8 Financing. Acquiror will provide or cause to be provided to Acquisition Subsidiary the funds necessary to consummate the Offer and the Merger in accordance with the terms of this Agreement.
     4.9 Legal Proceedings. As of the date of this Agreement, there is no pending litigation, governmental investigation or other proceeding against either Acquiror or Acquisition Subsidiary, nor to the knowledge of either Acquiror or Acquisition Subsidiary, is such litigation, governmental investigation or other proceeding threatened, that relates to this Agreement or the transactions contemplated hereby.
ARTICLE V
COVENANTS
     5.1 Preservation of Business. Except as expressly permitted by this Agreement or as set forth in Section 5.1 of the Coley Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, Coley and the Coley Subsidiaries shall (i) conduct their operations according to their ordinary and usual course of business and consistent with past practice (ii) use commercially reasonable efforts to preserve intact in all material respects the business organization of Coley, (iii) make all commercially reasonable efforts consistent with past practices to keep its physical assets in good working condition, to preserve, maintain the value of, renew, extend and keep in full force and effect all Intellectual Property Rights, to keep available the services of its current officers and employees and to preserve Coley’s and each Coley Subsidiary’s relationships with lenders, creditors, lessors, lessees, licensors, licensees, officers, employees, contractors, distributors, developers, vendors, clients, customers, suppliers or other Persons having a material business relationship with Coley or any Coley Subsidiary, (iv) without limiting clause (iii), continue to maintain, prosecute, protect, enforce and defend all Intellectual Property Rights, with the exception of Intellectual Property rights purchased from 3M, (v) use best efforts to continue to maintain, prosecute, protect, enforce and defend all Intellectual Property Rights purchased from 3M, and (vi) comply with all applicable Laws and Judgments. Without limiting the generality of the foregoing, and except as expressly permitted by this Agreement or as set forth in the Section 5.1 of the Coley Disclosure Schedule, prior to the Effective Time, neither Coley nor any of the Coley Subsidiaries, as the case may be, will, without the prior written consent of Acquiror:
     (a) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of, additional shares of its capital stock or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, or any stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Coley Shares or the value of Coley or any part thereof, other than Coley Shares that may be issuable pursuant to the Coley Options and the Coley Warrants;
     (b) split, combine, subdivide, reclassify or redeem, or purchase or otherwise acquire, or propose to do any of the foregoing with respect to, any of its outstanding securities;
     (c) declare, set aside or pay any dividend on, or make any other distribution in any form in respect of, the Coley Shares;

     (d) purchase or otherwise acquire, sell or otherwise dispose of or encumber (or enter into any agreement to so purchase or otherwise acquire, sell or otherwise dispose of or encumber) material properties or material assets except in the ordinary course of business;
     (e) acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial portion of the capital stock of, or by any other manner, any business or any other Person or any division thereof;
     (f) amend any of the charter documents, bylaws or other governing documents of Coley or the Coley Subsidiaries;
     (g) except as required to comply with applicable Law or any Employee Benefit Plan as in effect on the date of this Agreement, (i) increase the compensation (other than compensation increases in the ordinary course of business) of any of its directors, officers, employees, or consultants, (ii) pay or agree to pay to any directors, officers, employees or consultants any bonus, other amount, or other benefit, or make any advance or loan to any such Person, other than the payment of base compensation or advances for business expenses in the ordinary course of business (iii) grant any awards under any Employee Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Employee Benefit Plan or awards made thereunder), (iv) take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Benefit Plan, (v) take any action to accelerate the vesting or payment of any compensation or benefit under any Employee Benefit Plan, (vi) adopt, enter into or amend any Employee Benefit Plan, or (vii) make any material determination under any Employee Benefit Plan that not in the ordinary course of business;
     (h) repurchase, prepay, create, incur or assume any indebtedness (including obligations in respect of capital leases), issue or sell, or amend, modify or change any term of, any debt securities or options, warrants, calls or other rights to acquire any debt securities of Coley or any Coley Subsidiary, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness of another Person, make any loans, advances or capital contributions to, or investments in, any Person other than Coley or any Coley Subsidiary, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person, or enter into any Contract having the economic effect of any of the foregoing; or
     (i) purchase, redeem or otherwise acquire any shares of its capital stock, or any option, warrant, call or right relating to such shares, interests or other securities (including any Coley Options);
     (j) change its fiscal year, revalue any of its material assets or make any changes in financial accounting methods, principles, practices or policies, except as required by GAAP or applicable Law;
     (k) except as required by applicable Law, (i) make or change any Tax election; (ii) change any Tax accounting period or method; (iii) file any amended Tax Return; (iv) enter into any closing agreement with respect to Taxes; (v) settle any Tax claim or assessment; (vi) surrender any right to claim a refund of Taxes; (vii) consent to any extension or waiver of the limitations period for the assessment of any Tax; (viii) take any action outside the ordinary course of business consistent with past practice whose effect would be to increase Coley’s or any Coley Subsidiary’s present or future Tax liability or to decrease Coley’s or any Coley Subsidiary’s present or future Tax assets;
     (l) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or modify, amend, terminate or fail to exercise any right to renew any lease or sublease of real property;
     (m) except to the extent otherwise expressly required by this Agreement or consistent with the Budget and Operating Plan, incur or commit to incur any expenditure (or any obligation or liability) in excess of $50,000 individually or $150,000 in the aggregate;
     (n) enter into any Contract (or any substantially related Contracts, taken together) (i) that would be a Coley Contract, except that Coley may enter into the Contract referred to in Section 5.1(n) of the Coley Disclosure Schedule, (ii) if consummation of the Offer, the Merger or any of the other transactions contemplated hereby or compliance by Coley with the provisions of this Agreement will conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Coley, any Coley Subsidiary or Acquiror or any of its subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of such Contract, or (iii) containing any restriction on the ability of Coley or any of the Coley Subsidiaries to assign all or any portion of its rights, interests or obligations thereunder, unless such restriction expressly permits any assignment to Acquiror or any of its subsidiaries in connection with or following the consummation of the Merger and the other transactions contemplated hereby;
     (o) waive, release or assign any rights or claims under, fail to take a required action under, permit the lapse of or default under, or modify, amend or terminate any Coley Contract;
     (p) pay, discharge, settle or satisfy any claims (including claims of stockholders and any stockholder litigation relating to the Offer, the Merger or any other transaction contemplated hereby), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice;
     (q) take any action (or omit to take any action) if such action (or omission) would or could reasonably be expected to result in any of the conditions to the obligation of Acquiror to consummate the Merger set forth in Article VI and the conditions to consummate the Offer in Annex A not being satisfied or materially delay such satisfaction;
     (r) except as required by applicable Law, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to any officer, director, employee of Coley or any of the Coley Subsidiaries or terminate the employment of any such Person that has an employment, severance or similar agreement or Contract with Coley or any of the Coley Subsidiaries;
     (s) discharge or satisfy any Lien or pay any obligation or liability other than in the ordinary course of business consistent with past practice;
     (t) fail to maintain insurance coverage at levels consistent with presently existing levels;
     (u) commence, participate or agree to commence or participate in any bankruptcy, voluntary liquidation, dissolution, winding up, examinership, insolvency or similar proceeding in respect of Coley or any Coley Subsidiary;

     (v) create or have any subsidiary of Coley, other than the Coley Subsidiaries;
     (w) engage in any business or business activity other than the business and business activities currently conducted; or
     (x) authorize any of, or commit, resolve or agree, whether in writing or otherwise, to take any of, the actions listed above in this Sections 5.1.
     5.2 Acquisition Proposals; No Solicitation.
     (a) From the date hereof until the earlier of the termination of this Agreement or the Effective Time, Coley shall not, and shall cause its officers, directors, employees, investment bankers, attorneys, agents and other advisors or representatives not to, directly or indirectly, (i) encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any Person o (other than Acquiror or an affiliate or an associate of Acquiror) concerning any Acquisition Proposal (as defined below) or any proposal that could reasonably be expected to lead to any Acquisition Proposal, (ii) approve or recommend any Acquisition Proposal or enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Acquisition Proposal (or resolve to or publicly propose to do any of the foregoing) or (iii) otherwise take any action to assist or facilitate any Acquisition Proposal or any proposal that could reasonably be expected to lead to an Acquisition Proposal. Notwithstanding the foregoing, Coley may (A) refer any party to this Section 5.2, (B) under circumstances in which Coley has complied with all of its obligations under this Section 5.2(a), in response to an unsolicited Acquisition Proposal, furnish information and access, in response to unsolicited requests therefor, to any Person, and to any investment banker, financial advisor, attorney, accountant or other representative retained by such party, and may participate in discussions and negotiations concerning such Acquisition Proposal if the Board of Directors of Coley determines in its good faith judgment, after consultation with and receiving the advice of its financial advisors and outside legal counsel, that the Acquisition Proposal is a Superior Proposal (as defined below); provided that prior to such provision of information or access or conduct of such additional discussions (I) such third party shall have entered into a confidentiality agreement in customary form that is no less favorable to Coley than the Confidentiality Agreement (and containing additional provisions that expressly permit Coley to comply with its disclosure obligations under this Agreement), a copy of which shall be provided promptly after its execution to Acquiror, (II) the Board of Directors of Coley shall have determined in its good faith judgment, after consultation with and after receiving the advice of outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable Law and (III) Coley has provided Acquiror at least three (3) business days prior written notice, and (C) to the extent applicable, comply with Rule 14d-9 or 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal if in the good faith judgment of the Board of Directors of Coley (after consultation with outside legal counsel) failure to do so would be inconsistent with its obligations under applicable Law; provided that the Board of Directors of Coley shall not recommend that the stockholders of Coley tender their Coley Shares in connection with any tender offer or exchange offer unless the Board of Directors of Coley determines in its good faith judgment, after consultation with and advice from its financial advisors and outside legal counsel, that such Acquisition Proposal is a Superior Proposal. Coley shall immediately cease and cause to be terminated and shall cause its affiliates and its or their respective officers, directors, employees, investment bankers, attorneys, agents and other advisors and representatives, to terminate all existing discussions or negotiations, if any, with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal and will cause any such parties (and their agents or advisors) in possession of confidential information regarding Coley to return or destroy such information, and shall notify any such Person that Coley is no longer seeking the making of any Acquisition Proposal from such Person and withdraws any request or consent theretofore given for the making of an Acquisition Proposal. Coley shall ensure that its officers, directors and key employees and its investment bankers, attorneys and other representatives are aware of the provisions of this Section 5.2.
     (b) For the purposes of this Agreement,
     i. “Acquisition Proposal” means (A) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale or license of substantial assets or technology, tender offer, recapitalization, share exchange or other business combination involving Coley or any Coley Subsidiary, (B) any proposal for the issuance by Coley or any Coley Subsidiary of over 10% of its equity securities, or (C) any proposal or offer to acquire in any manner, directly or indirectly, over 10% of the equity securities or consolidated total assets of Coley, in each case other than the transactions contemplated by this Agreement.
     ii. “Superior Proposal” means any bona fide written Acquisition Proposal to effect a merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, or other similar transaction as a result of which Coley stockholders cease to own at least 50% of the voting securities of the ultimate parent entity resulting from such transaction or sale of all or substantially all of the assets of Coley, having terms that the Board of Directors of Coley determines in its good faith judgment, after having received the advice of a financial advisor of nationally recognized reputation and outside legal counsel, taking into account all relevant factors, including any conditions to such Acquisition Proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the Person making the Acquisition Proposal to finance the transaction contemplated thereby, and any required governmental or other consents, filings and approvals, (A) would, if consummated, result in a transaction that is more favorable to Coley’s stockholders from a financial point of view than the transactions contemplated by this Agreement (including the terms of any proposal by Acquiror to modify the terms of the transactions contemplated by this Agreement) and (B) is reasonably likely to be financed and otherwise completed without undue delay.
     (c) In addition to the other obligations of Coley set forth in this Section 5.2, Coley shall immediately advise Acquiror orally and in writing of any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and any subsequent changes to such material terms and conditions (including copies of all correspondence and written materials received in respect of such Acquisition Proposal or inquiry by Acquiror or any officer, director or employee of, or any investment banker, attorney or other advisor or representative of Coley), and the identity of the Person making the same. Coley shall inform Acquiror on a prompt and current basis of the status and content of any discussions regarding any Acquisition Proposal with a third party and as promptly as practicable of any change in the price, structure or form of the consideration or material terms of and conditions regarding the Acquisition Proposal or of any other developments or circumstances which could reasonably be expected to culminate in the taking of any of the actions referred to on Section 5.2(a) or Section 7.1(g). Coley shall promptly provide to Acquiror any non public information regarding Coley provided to any other Person which was not previously provided to Acquiror, such additional information to be provided no later than the date of provision of such information to such other Person. Coley shall not release any Person from, or waive any provision of, any confidentiality or standstill agreement to which Coley is a party unless the Board of Directors of Coley determines in good faith, after consultation with and based upon the advice of outside legal counsel, that it is required to do so in order to comply with its fiduciary duties under applicable Law.

     5.3 Meetings of Stockholders; Proxy Statement.
     (a) If required by applicable Law in order to consummate the Merger, except as set forth below, Coley shall take all necessary action to duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable following the consummation of the Offer for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (the “Stockholders’ Meeting”). If the Stockholders Meeting is required by applicable Law in order to consummate the Merger, Coley shall use all commercially reasonable efforts to solicit from the stockholders of Coley proxies in favor of the Merger and take all actions reasonably necessary to secure the approval of such stockholders under applicable Law. At the Stockholders’ Meeting, if such Stockholders’ Meeting is required, Acquiror and Acquisition Subsidiary shall cause all Coley Shares then owned by them and their subsidiaries to be voted in favor of the approval and adoption of this Agreement and the transactions contemplated hereby.
     (b) In the event a Stockholders’ Meeting is called, Coley will prepare and file with the SEC a Proxy Statement for the solicitation of a vote of holders of Coley Shares approving the Merger, which Proxy Statement shall include the recommendation of the Board of Directors of Coley that stockholders of Coley vote in favor of the approval and adoption of this Agreement. Notwithstanding the above, the Board of Directors of Coley may withdraw, modify or amend its approval and recommendation of the Offer, the Merger and this Agreement and the transactions contemplated hereby prior to the Stockholders’ Meeting, and may determine not to include its recommendation of the Merger and this Agreement and the transactions contemplated hereby in the Proxy Statement, if the Board of Directors of Coley determines, in its good faith judgment, after consultation with and receiving the advice of its financial advisors and legal counsel, that it has received a Superior Proposal and that failure to do so would be inconsistent with its fiduciary duties under applicable Law. However, whether or not the Board of Directors of Coley has withdrawn, modified or amended its approval and recommendation or included its recommendation of the Merger and this Agreement and the transactions contemplated herby in the Proxy Statement, Coley shall still take all actions set forth in Sections 5.3(a) and (c) and prepare and file with the SEC a Proxy Statement for the solicitation of a vote of holders of Coley Shares approving the Merger.
     (c) If required by applicable Law, as soon as practicable following consummation of the Offer, Coley shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC. Acquiror, Acquisition Subsidiary and Coley shall cooperate with each other in the preparation of the Proxy Statement, if required, and Coley shall notify Acquiror of the receipt of any comments from the SEC with respect to the Proxy Statement, if required, and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Acquiror promptly copies of all correspondence between Coley or any representative of Coley and the SEC. Coley shall give Acquiror and its counsel the opportunity to review the Proxy Statement, if required, prior to its being filed with the SEC and shall give Acquiror and its counsel the opportunity to review all amendments and supplements to the Proxy Statement, if required, and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Coley, Acquiror and Acquisition Subsidiary agrees to use its reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement, if required, and all required amendments and supplements thereto to be mailed to the holders of Coley Shares entitled to vote at the Stockholders’ Meeting, if required, at the earliest practicable time. No amendment or supplement to the Proxy Statement will be made by Coley without the approval of Acquiror, which will not be unreasonably conditioned, withheld or delayed; provided, however, that amendments or supplements to the Proxy Statement reflecting actions taken by the Board of Directors of Coley to comply with its fiduciary duties shall not require the approval of Acquiror. If necessary, after the Proxy Statement shall have been so mailed, Coley shall promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies.
     5.4 Access to Information; Confidentiality.
     (a) Subject to applicable Law and the agreements set forth in Section 5.4(b), between the date of this Agreement and the Effective Time, Coley will (i) give Acquiror and its authorized representatives reasonable access, during regular business hours upon reasonable written notice, to all of its material facilities, books and records, officers and employees, (ii) permit Acquiror to make such reasonable inspections of such material facilities, books and records, and (iii) cause its officers and those of the Coley Subsidiaries to furnish Acquiror with access to such material financial and operating data and other information with respect to the business and assets of Coley and the Coley Subsidiaries as Acquiror may from time to time reasonably request. No investigations or disclosures shall affect Coley’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Acquiror or Acquisition Subsidiary pursuant to this agreement.
     (b) Any and all information obtained by Acquiror or Acquisition Subsidiary shall be subject to the provisions of the confidentiality agreement between Acquiror and Coley dated October 10, 2007 (the “Confidentiality Agreement”), which agreements remain in full force and effect and are hereby ratified and affirmed by the parties hereto.
     5.5 HSR Act and Foreign Competition Laws. Acquiror and Coley shall promptly, and in any case within ten (10) business days following the date of this Agreement, make all filings required by each of them under the HSR Act, any applicable German competition or merger control Law and any other applicable foreign competition Laws with respect to the Offer, the Merger and the transactions contemplated hereby, and shall cooperate with each other in connection with the making of all such filings. Acquiror and Coley shall use commercially reasonable efforts to obtain all permits, authorizations, consents, expiration or termination of waiting periods, and approvals from third parties and any Governmental Entity necessary to consummate the Offer, the Merger and the transactions contemplated hereby.
     5.6 Accounting Methods. Coley shall not change its methods of accounting in effect at its most recent fiscal year end, except as required by changes in generally accepted accounting principles as concurred by its independent accountants.
     5.7 [Intentionally Omitted.]
     5.8 Public Disclosures. Acquiror and Coley will consult with each other before issuing any press release or otherwise making any public statement with respect to the Offer, the Merger and other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable Law or requirements of any exchange upon which the Coley Shares or shares of Acquiror or any of its affiliates are traded. The parties shall issue a joint press release, mutually acceptable to Acquiror and Coley, promptly upon execution and delivery of this Agreement.
     5.9 Indemnification and Insurance.
     (a) From and after the Effective Time, Acquiror and the Surviving Corporation shall indemnify, defend and hold harmless each director, officer, and present and former employee (including any employee who serves or served in a fiduciary capacity of any Employee Benefit Plan) of Coley and Coley Subsidiaries (the “Indemnified Parties”) against all losses, expenses, claims, damages, liabilities or amounts arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent permitted by applicable Law and Coley’s certificate of incorporation or bylaws in effect on the date hereof or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the date of the Effective Time.
     (b) Subject to the occurrence of the Effective Date, until the six-year anniversary date of the Effective Time, Acquiror and the Surviving Corporation agree that all rights to indemnification or exculpation now existing in favor of the Indemnified Parties as provided in the respective charters or by-laws, by contract, or otherwise in effect as of the date hereof shall survive the Merger and shall continue in full force and effect, and Acquiror shall cause the Surviving Corporation to keep in effect all such indemnification and exculpation provisions to the fullest extent permitted under applicable Law, which provisions shall not be amended, repealed or otherwise modified for such six-year period after the Effective Time, except as required by applicable Law or except to make changes permitted by applicable Law that would enlarge the exculpation or rights of indemnification thereunder.
     (c) For a period of six years after the Effective Time, Acquiror shall maintain in effect or Acquiror shall cause the Surviving Corporation and the Surviving Corporation with Acquiror’s authorization shall cause to be maintained in effect the current policies of directors’ and officers’ (D&O) liability insurance maintained by Coley (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time; provided that in no event shall Acquiror or Surviving Corporation be required to expend more than an amount per year equal to 200% of current annual premiums paid by Coley for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Acquiror and Surviving Corporation shall procure and maintain for such six-year period as much coverage as reasonably practicable for the Maximum Amount. Acquiror shall have the right to cause coverage to be extended under Coley’s D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than Coley’s existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 5.9.
     (d) Acquiror agrees to be jointly and severally liable with the Surviving Corporation for its indemnification obligations to the Indemnified Parties.
     (e) This Section 5.9 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on Acquiror and Acquisition Subsidiary and the Surviving Corporation and their respective successors and assigns.
     (f) In the event Acquiror or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, or at Acquiror’s option, Acquiror, shall assume the obligations set forth in this Section 5.9.

     5.10 Commercially Reasonable Efforts. Each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all necessary or appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Offer, the Merger and all other transactions contemplated by this Agreement including, without limitation, obtaining all consents, approvals and authorizations required for or in connection with the consummation by the parties hereto of the transactions contemplated by this Agreement, the execution of any additional instruments necessary to consummate the transactions contemplated hereby. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action. In the event any administrative or judicial action or proceeding is commenced by any Person involving Coley and/or its directors and relating to the transactions contemplated by this Agreement, including any other Acquisition Proposal, Acquiror shall have the right, at its own expense, to participate therein. In the event any administrative or judicial action or proceeding is commenced by any Person challenging any transaction contemplated by this Agreement, each of the parties (i) shall cooperate with the others and use its respective commercially reasonable efforts to defend, contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any order that is in effect that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement and (ii) shall use its respective commercially reasonable efforts to defend, at their own cost and expense, any action or actions in connection with the transactions contemplated by this Agreement.
     5.11 Notice of Subsequent Events. Coley shall give prompt notice to Acquiror or Acquisition Subsidiary, and Acquiror or Acquisition Subsidiary shall give prompt notice to Coley, as the case may be, of (i) the occurrence, or non-occurrence, of any event the respective occurrence, or non-occurrence, of which would reasonably be likely to cause any condition contained in this Agreement to be unsatisfied or to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof through the Effective Time and (ii) any failure of Coley, Acquiror or Acquisition Subsidiary, as the case may be, to comply with or satisfy any covenant or agreement to be complied with under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not relieve any party giving such notice of its obligation hereunder.
     5.12 Employment; Employee Welfare.
     (a) Acquiror agrees to offer employment to or cause the Surviving Corporation to continue the employment of all those persons employed by Coley or Coley Subsidiaries (including both full-time and part-time employees and employees on leave) at the time of the Closing.
     (b) Until the first anniversary of the Closing Date, Acquiror or Surviving Corporation shall provide, or shall cause to be provided, to employees of Coley or Coley Subsidiaries whose employment continues after the Closing Date (“Transferred Employees”) compensation and benefits from time to time that are substantially comparable, in the aggregate, to the compensation and benefits provided to Transferred Employees immediately prior to the Effective Time (but, subject to the provisions of Section 5.12(c), excluding benefits provided under Employee Benefit Plans that provide equity-based compensation, severance plans, deferred compensation type plans, and plans that provide for payments or benefits upon a change in control).
     (c) Following the Effective Time, Acquiror will cause the Surviving Corporation to honor all its obligations under any contracts, agreements, plans (including Employee Benefit Plans) and commitments of Coley or Coley Subsidiaries that exist on the date of this Agreement (or as established or amended in accordance with or as permitted by this Agreement) that apply to any current or former employee, or current or former director, of the Company and that are disclosed in Section 3.13 of the Coley Disclosure Schedule; provided, however, that this undertaking is not intended to prevent the Surviving Corporation from amending, modifying, suspending, revoking or terminating any such contract, agreement, plan or commitment in accordance with the terms thereof.
     (d) Following the Effective Time, to the extent permitted by Law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, and the approval of any insurance carrier, third party provider or the like with commercially reasonable efforts of Acquiror or Surviving Corporation, each Transferred Employee shall receive service credit for purposes of eligibility to participate and vesting (but not for any other purpose including, without limitation, for purposes of benefit accrual or determination of level of benefits) for employment, compensation, and employee benefit plan purposes with the Company prior to the Effective Time. Notwithstanding anything to the contrary in this Section 5.12, none of the provisions contained herein shall operate to duplicate any benefit provided to any Transferred Employee or the funding of any such benefit. Acquiror and the Surviving Corporation will also use commercially reasonable efforts to cause all (i) pre-existing conditions and proof of insurability provisions for all conditions that all Transferred Employees and their covered dependents have as of the Closing and (ii) waiting periods under each plan that would otherwise be applicable to newly hired employees to be waived to the same extent waived or satisfied under the Employee Benefit Plans.
     (e) Neither this Section 5.12 nor any other provision of this Agreement shall (i) limit the ability or right of Acquiror or the Surviving Corporation to terminate the employment of any of their respective employees on or after the Effective Time, (ii) obligate Acquiror or the Surviving Corporation to retain any employee or group of employees for any period of time, or (iii) limit the ability or right of Acquiror or the Surviving Corporation on or after the Effective Time to modify, amend, suspend or terminate any employee benefit plan, program or arrangement, including, without limitation, any Employee Benefit Plan that they may maintain or establish or to establish any such plan, program or arrangement, in each case subject to the applicable terms of such plan, program or arrangement.
     (f) On or before the Closing, Coley shall provide or make available to Acquiror a true, correct and complete list of all employees whose employment has been terminated within ninety (90) calendar days preceding the Closing, or whose work hours have been reduced within six (6) months preceding the Closing Date; such list will indicate the employee’s name, site of employment, position or job title, starting date of employment, and date of employment loss, termination or layoff, and, if applicable, the amount of hour reduction for each calendar month during the six (6) month period preceding the Closing. Subject to Coley providing the list described in the preceding sentence, Acquiror shall be responsible for compliance with the WARN Act and any similar applicable Law or plan provision with respect to employment of the Transferred Employees by Acquiror on and after the Closing. The Parties will cooperate in good faith with regard to any notification that may be required by the WARN Act or other similar applicable Law as a result of the transactions contemplated by this Agreement.
     5.13 Guarantee of Acquisition Subsidiary’s Obligations. Acquiror hereby unconditionally and irrevocably guarantees to Coley the due and timely performance and observance by Acquisition Subsidiary of all of its representations, warranties, covenants, agreements and obligations under this Agreement.
     5.14 Section 16 Matters. Prior to the Effective Time, Coley shall take all such steps as may be required to cause any dispositions of Coley Common Stock (including derivative securities with respect to Coley Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Coley, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.
     5.15 Taxes. Coley and the Coley Subsidiaries shall prepare and file all Tax Returns of Coley and the Coley Subsidiaries that are due on or before Closing in a manner consistent with prior filings. Prior to the expiration of the Offer and prior to the Closing, Coley shall deliver to Acquiror a statement issued by Coley pursuant to U.S. Treasury Regulations Section 1.897-2(h) certifying that the Coley SHARES are not a U.S. real property interest. Coley will take all actions reasonably necessary to comply with Section 409A of the Code.
     5.16 Rule 14d-10(d) Matters. Prior to the final expiration date of the Offer, Coley (acting through its Board of Directors and its Compensation Committee) will take all such steps as may be required to cause to be exempt under amended Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been or will be entered into by Coley, Acquiror or any of their respective affiliates with current or future directors, officers or employees of Coley and its affiliates and to insure that any such arrangement falls within the safe harbor provisions of such rule.
ARTICLE VI
CONDITIONS TO MERGER
     6.1 Mutual Conditions. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived in writing by Acquiror, Acquisition Subsidiary and Coley):
     (a) there shall not be any statute, rule or regulation, or any decree, order or injunction, promulgated, enacted, entered or enforced by any Governmental Entity (as defined in Section 8.8(a)) which would prohibit or restrict consummation of the Merger;
     (b) if required by applicable Law, this Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of Coley Shares; and
     (c) Acquisition Subsidiary or its permitted assignee shall have purchased all Coley Shares validly tendered and not withdrawn pursuant to the Offer.
ARTICLE VII
TERMINATION
     7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time notwithstanding approval thereof by the holders of Coley Shares (except as otherwise set forth in this Section 7.1), but prior to the Effective Time:
     (a) by mutual written consent of the parties;

     (b) by either Acquiror or Coley if (i) any Governmental Entity or court shall have issued a final and non-appealable order, decree, ruling or injunction, or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, Coley Shares pursuant to the Offer or the Merger (which the party seeking to terminate this Agreement shall have used its commercially reasonable efforts to have lifted, rescinded, mitigated or reversed) or (ii) any action is taken or any statute, rule, regulation or order is enacted, entered, enforced or deemed applicable to the Offer or the Merger which makes the consummation of the Offer or the Merger illegal;
     (c) by either Acquiror or Coley if the Offer has not been consummated on or before May 15, 2008; provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill any covenant, agreement or obligation under this Agreement has been the cause of or resulted in the failure of the Offer to have been consummated on or before such date;
     (d) by Acquiror if, due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A hereto (it being understood that if such occurrence or circumstance is curable by Coley through the exercise of its commercially reasonable efforts prior to the next scheduled expiration date of the Offer, and for so long as Coley continues to exercise such commercially reasonable efforts prior to such expiration date, then Acquiror may not terminate the Offer prior to such expiration date), Acquisition Subsidiary shall have (i) failed to commence the Offer as set forth on Section 1.1 of this Agreement, (ii) terminated the Offer without having accepted any Coley Shares for payment thereunder, or (iii) failed to pay for the Coley Shares validly tendered pursuant to the Offer in accordance with the terms thereof, unless such termination or failure to pay for Coley Shares shall have been caused by or resulted from the failure of Acquiror or Acquisition Subsidiary to perform in any material respect any covenant or agreement of either of them contained in this Agreement or the material breach by Acquiror or Acquisition Subsidiary of any representation or warranty of either of them contained in this Agreement;
     (e) by Acquiror if, prior to the purchase of any Coley Shares validly tendered pursuant to the Offer, (i) the Board of Directors of Coley shall have withdrawn, modified or amended in a manner that is adverse to Acquiror or Acquisition Subsidiary its approval or recommendation of this Agreement, the Offer or the Merger or shall have recommended another merger, consolidation or business combination involving, or acquisition of, Coley or its assets or another tender offer for Coley Shares, (ii) a tender or exchange offer relating to Coley Shares shall have been commenced by a Person unaffiliated with Acquiror and Coley shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act (within ten (10) business days after such tender or exchange offer is first published, sent or given) a statement disclosing that the Board of Directors of Coley recommends rejection of such tender or exchange offer or (iii) Coley shall have violated or breached in any material respect any of its obligations under Section 5.2;
     (f) by Acquiror if Coley shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements under this Agreement and such breach or failure to perform would give rise to the failure of a condition set forth in clause (d) or (e) of Annex A; provided that such breach or failure to perform (if curable) has not been cured within thirty (30) calendar days after notice to Coley.
     (g) by Coley if, prior to the purchase of Coley Shares pursuant to the Offer, (i) Coley is not in material breach of any terms of this Agreement, (B) the Board of Directors of Coley authorizes Coley, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and Coley notifies Acquiror in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (C) Acquiror does not make, within five business days of receipt of Coley’s written notification of its intention to enter into such agreement, an offer that the Board of Directors of Coley determines, in its good faith judgment (after receipt of the advice of a financial advisor of nationally recognized reputation) is at least as favorable to Coley’s stockholders from a financial point of view as the Superior Proposal (it being understood that any amendment to the price or other material term of the Superior Proposal shall require a new written notification to Coley and five business day period for Acquiror to make a revised offer) and (D) Coley prior to such termination pays to Acquiror in immediately available funds any fees required to be paid pursuant to Section 7.2;
     (h) by Coley if, due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A hereto (it being understood that if such occurrence or circumstance is curable by Acquiror through the exercise of its commercially reasonable efforts prior to the next scheduled expiration date of the Offer, and for so long as Acquiror continues to exercise such commercially reasonable efforts prior to such expiration date, then Coley may not terminate the Offer prior to such expiration date), Acquisition Subsidiary shall have (i) failed to commence the Offer as set forth in Section 1.1 of this Agreement, (ii) terminated the Offer without having accepted any Coley Shares for payment thereunder, or (iii) failed to pay for the Coley Shares validly tendered pursuant to the Offer in accordance with the terms thereof, unless such termination or failure to pay for Coley Shares shall have been caused by or resulted from the failure of Coley to perform in any material respect any covenant or agreement of it contained in this Agreement or the material breach by Coley of any representation or warranty of it contained in this Agreement; or
     (i) by Coley if any representation or warranty of Acquiror or Acquisition Subsidiary in this Agreement qualified by “material” or “material adverse effect” shall not be true and correct in all respects on the date of this Agreement or if any representation or warranty not so qualified shall not be true and correct in all material respects on the date of this Agreement, or Acquiror or Acquisition Subsidiary shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Acquiror or Acquisition Subsidiary to be performed or complied with by it under this Agreement; provided that such breach or failure to perform (if curable) has not been cured within thirty (30) calendar days after notice to Acquiror.
     7.2 Effect of Termination.
     (a) In the event of termination of this Agreement pursuant to this Article VII, this Agreement, except for the provisions of Section 5.4, this Section 7.2 and Article VIII, shall forthwith become void and have no effect, without any liability on the part of any party or its affiliates, directors, officers or stockholders. Nothing in this Section 7.2 or on Section 8.4 shall relieve any party to this Agreement of liability for breach of this Agreement on or prior to the date of termination.
     (b) If (i) Acquiror terminates this Agreement prior to the purchase of Coley Shares pursuant to Section 7.1(e), or if Coley terminates this Agreement prior to the purchase of Coley Shares pursuant to Section 7.1(g), (ii) either party terminates pursuant to Section 7.1(c), and an Acquisition Proposal shall have been received or announced prior to such termination and within 12 months of such termination an Acquisition Proposal is entered into or consummated, (iii) Acquiror terminates pursuant to Section 7.1(d) or 7.1(f) and an Acquisition Proposal shall have been received or announced prior to such termination and within 12 months of such termination an Acquisition Proposal is entered into or consummated, then Coley shall promptly pay the Termination Fee (as defined below) to Acquiror by wire transfer of immediately available funds to an account specified by the Acquiror. Such payment pursuant to this Section 7.2(b) shall be made no later than one (1) business day after delivery to Coley of written notice of demand for payment. In any case where the Termination Fee is payable to Acquiror, Coley shall also assume and pay, or reimburse Acquiror for, all reasonable out-of-pocket fees and expenses incurred by Acquiror (including the fees and expenses of its counsel and financial advisor) in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $750,000.
     (c) “Termination Fee” shall mean cash equal to Nine Million Five Hundred Thousand dollars ($9,500,000).
     7.3 Procedure for Termination. In the event of termination and abandonment of the Offer and the Merger by Acquiror or Coley pursuant to this Article VII, written notice thereof shall forthwith be given to the other.
ARTICLE VIII
MISCELLANEOUS
     8.1 Expenses. Subject to Section 7.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that expenses incurred in connection with printing and mailing the Proxy Statement, if necessary, shall be shared equally by Coley and Acquiror, and all filing fees payable to any Governmental Entity pursuant to the HSR Act, any applicable German Law regulating competition, antitrust, investment or exchange controls or any other applicable foreign Laws regulating competition, antitrust, investment or exchange controls in connection with the transactions contemplated by this Agreement shall be borne by the Acquiror.
     8.2 Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the holders of Coley Shares; provided, however, that after any such approval, if required, there shall be made no amendment that pursuant to Section 251(d) of the DGCL requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
     8.3 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
     8.4 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement.
     8.5 Notices. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:
          If to Acquiror:
PFIZER Inc.
235 East 42nd Street
New York, NY 10017
Facsimile: (212) 309-0564
Attention General Counsel
          with copies to:
Scott F. Smith
Peter A. Schwartz
Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Facsimile: (212) 841-1010
          If to Coley:
Coley Pharmaceutical Group, Inc.
93 Worcester Street, Suite 101
Wellesley, Massachusetts 02481
Facsimile: (781) 431-6403
          with a copy to:
William T. Whelan, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, Massachusetts 02110
Facsimile: (617) 542-2241
All such communications shall be deemed to have been delivered on the date of hand delivery or facsimile or on the next business day following the deposit of such communications with the overnight courier.
     8.6 Governing Law/Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAWS RULES OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS, FOR ITSELF AND ITS LEGAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE FOR ALL PURPOSES IN

CONNECTION WITH ANY ACTION OR PROCEEDING WHICH ARISES FROM OR RELATES TO THIS AGREEMENT, AND HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO PERSONAL SERVICE OF SUMMONS, COMPLAINT, OR OTHER PROCESS IN CONNECTION THEREWITH, AND AGREES THAT SERVICE MAY BE MADE ON SUCH PARTY AND SENT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 8.5 HEREOF.
     8.7 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 8.7.
     8.8 Certain Definitions. As used in this Agreement:
     (a) “affiliate” of a specified Person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
     (b) “Budget and Operating Plan” means the Pro Forma 2008 Forecast P&L, Cash Flow and Expense Summary contained in Section 8.8 of the Coley Disclosure Schedule.
     (c) “business day” shall have the meaning set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act.
     (d) “Contract” means a contract, commitment, agreement, instrument, obligation, undertaking, concession, franchise, license, lease, or legally binding arrangement or understanding, whether written or oral.
     (e) “Control” means, when used with respect to any Intellectual Property or other intangible property, and only in such case, the possession and right of use (whether by license or ownership, or by control over a subsidiary having possession and right of use by license or ownership) by a Person of the ability to grant to another Person access, right of use and/or a license or sublicense without violating the terms of any written Contract with any third party or any right of any Person.
     (f) “Copyrights” means, collectively, all works of authorship, mask works and any and all other copyrights and copyrightable works, in any form or media, and all applications, registrations, modifications, extensions, and renewals thereof.
     (g) “Coley Intellectual Property” means Intellectual Property owned or Controlled by Coley or any of the Coley Subsidiaries and consisting of (i) Patents, (ii) registered Marks and applications to register Marks, intent-to-use applications and other applications related to Marks and (iii) registered Copyrights, applications to register Copyrights and other applications related to Copyrights.
     (h) “Data” means collectively, all databases and data, including all compilations thereof, and all rights therein.
     (i) “Governmental Entity” shall mean any United States federal, state or local or any non-United States governmental, administrative or regulatory authority, commission, bureau, department, body, agency or other authority.
     (j) “Including”. The word “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific terms or matters as provided immediately following the word “including” or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference to the word “including” or the similar items or matters, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general statement, term or matter.
     (k) “Intellectual Property” means all intellectual property and proprietary rights of any kind, including those arising from or in respect of the following, whether protected, created or arising under any Law, including: (i) all Patents; (ii) all Marks; (iii) all Copyrights; (iv) all Data; and (v) all trade secrets, software (in object code or source code form), documentation, discoveries, concepts, ideas, know-how, inventions (whether patentable or unpatentable and whether or not reduced to practice), technology, processes, moral rights, right of priority and technical data and other proprietary and confidential information, customer lists, supplier lists, pricing and cost information, and business and marketing plans in any form whether or not specifically listed herein, and all documentation relating to any of the foregoing and rights to limit the use or disclosure thereof and any and all rights (whether at law, in equity, by contract or otherwise) to enforce, enjoy and otherwise exploit any of the foregoing.
     (l) “Judgment” means any judgment, ruling, order, writ, injunction or decree.
     (m) “Knowledge”. To the knowledge”, “to the best knowledge, information and belief”, or any similar phrase shall be deemed to refer to the knowledge of Robert L. Bratzler, Arthur M. Krieg, Charles H. Abdalian, Jr., Heather L. Davis, Ferdinand E. Massari, Christian Schetter, Charles E. Yon or Ted Hibben, in the case of Coley, or an executive officer of Acquiror, in the case of Acquiror, of the fact referred to.
     (n) “Law” means any constitution, act, statute, law, ordinance, treaty, rule or regulation, as amended or modified from time to time, of any Governmental Entity.
     (o) “Marks” means, collectively, all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, taglines, slogans, Internet domain names, web addresses, corporate names and other indicia of origin, together with the goodwill associated with any of the foregoing, and all applications, registrations, modifications, extensions and renewals thereof.
     (p) “Patents” means, collectively, all industrial designations, design patents, utility patents and any and all other patents, and all applications for any of the foregoing, including all provisionals, non-provisionals, PCTs, continuations, divisionals, continuations-in-part, substitutions, reexaminations and reissues and any and all extensions, modifications, and renewals of any of the foregoing.

     (q) “Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or other entity.
     (r) “Tax” means (i) any federal, state, provincial, local or foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, intangibles, franchise, backup withholding, or other tax, charge, levy, duty or like assessment imposed by a Tax Authority including Canada Pension Plan and Provincial pension plan contributions, whether or not requiring the filing of a Tax Return, together with all penalties and additions and interest thereon and (ii) any liability for Taxes described in clause (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, provincial, local or foreign Law) or pursuant to agreement, successor liability or otherwise.
     (s) “Tax Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax and agency (if any) charged with the collection of such Tax for such entity or subdivision.
     (t) “Tax Return” means a report, form, return, statement or other information (including elections, declarations, disclosures, schedules, estimates, information returns and any attached schedules or amendments to such report, form, return, statement or other information) required to be supplied to or filed with a Tax Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration of estimated Tax.
     8.9 Captions. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.
     8.10 Integration of Schedules. The Coley Disclosure Schedule attached to this Agreement is an integral part of this Agreement as if fully set forth herein, and all statements or other information appearing in any section of the Coley Disclosure Schedule shall be deemed disclosed for any other section of the Coley Disclosure Schedule to the extent that the applicability of such disclosure is reasonably and readily apparent on its face.
     8.11 Entire Agreement; Assignment. This Agreement, together with the Exhibits, Annexes and Schedules hereto, (i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, other than the Confidentiality Agreement, among the parties or any of them with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise, except that Acquiror and Acquisition Subsidiary may assign all or any of their rights or obligations hereunder to any affiliate of Acquiror; provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.
     8.12 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties and other persons entitled to enforce this Agreement pursuant to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in Delaware (as to which the parties hereby irrevocably agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity.

     8.13 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Section 5.9. No covenant or other undertakings in this Agreement shall constitute an amendment to any employee benefit plan, program, policy or arrangement, and any covenant or undertaking that suggests that an employee benefit plan, program, policy or arrangement will be amended shall be effective only upon the adoption of a written amendment in accordance with the amendment procedures of such plan, program, policy or arrangement.
     8.14 Validity. If any provision of this Agreement, or the application thereof to any Person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.
     8.15 Counterparts. This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.
     8.16 No Rule of Construction. The parties acknowledge that all parties have read and negotiated the language used in this Agreement. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party’s role in drafting this Agreement.
     8.17 Performance By Acquisition Subsidiary. Acquiror hereby agrees to cause Acquisition Subsidiary to comply with and perform its obligations hereunder.
[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, Acquiror, the Acquisition Subsidiary and Coley have caused this Agreement and Plan of Merger to be executed by their respective duly authorized officers all as of the day and year first above written.

COLEY PHARMACEUTICAL GROUP, INC.

By:	/s/ Robert Bratzler

Name:	Robert L. Bratzler
Title:	President and CEO

PFIZER INC.

By:	/s/ Frank D’Amelio

Name:	Frank D’Amelio
Title:	Chief Financial Officer

CORVETTE ACQUISITION CORP.

By:	/s/ Doug Giordano

Name:	Doug Giordano
Title:	President

ANNEX A
CONDITIONS TO THE OFFER
CAPITALIZED TERMS USED HEREIN HAVE THE MEANINGS SET FORTH IN THE AGREEMENT AND PLAN OF MERGER TO WHICH THIS ANNEX A IS ATTACHED.
     Notwithstanding any other provision of the Offer, Acquisition Subsidiary shall not be required to accept for payment or, subject to the applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any Coley Shares tendered pursuant to the Offer, and may terminate or amend the Offer in a manner consistent with the terms of the Agreement and may postpone the acceptance for payment of or the payment for any Coley Shares tendered in a manner consistent with the terms of the Agreement (and, if required pursuant to Section 1.1(d) of the Agreement, shall extend the Offer for up to ten (10) business days and may otherwise, subject to the terms of the Agreement, amend, extend, or terminate the Offer), if (i) immediately prior to the expiration of the Offer (as extended in accordance with the Offer), the Minimum Condition shall not have been satisfied, (ii) all statutory waiting periods (and any extensions thereof) applicable to the purchase of Coley Shares pursuant to the Offer under the HSR Act, any applicable Law of Germany regulating merger control or competition and any other applicable foreign Law regulating antitrust or competition shall not have expired or (iii) at any time prior to the acceptance for payment of Coley Shares, any of the following conditions exist:
     (a) a provision of any Law or a Judgment, injunction, order or decree shall prohibit, restrain, restrict, enjoin or make illegal the purchase of the Coley Shares pursuant to the Offer or the consummation of the Merger or the transactions contemplated by the Agreement or shall otherwise limit the ownership or operation by Acquiror or any of its affiliates of the businesses or assets of Coley or, to the extent such Law, Judgment, injunction, order or decree relates to or affects the consummation of the Offer or the Merger, the business or assets of Acquiror or its affiliates;
     (b) there shall be pending any action (i) by any Governmental Entity seeking to prohibit or limit the ownership or operation by Acquiror, Coley or any of their respective affiliates of, or to compel Acquiror, Coley or any of their respective affiliates to dispose of or hold separate, any portion of the business or assets of Acquiror, Coley or any of their respective affiliates, in each case as a result of the purchase of Coley Shares pursuant to the Offer or the Merger or any of the other transactions contemplated by this Agreement, (ii) by any Governmental Entity seeking to impose limitations on the ability of Acquiror or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of the Surviving Corporation capital stock, including the right to vote the Surviving Corporation capital stock on all matters properly presented to the stockholders of the Surviving Corporation, or (iii) by any Governmental Entity seeking to prohibit Acquiror or any of its affiliates from effectively controlling in any material respect the business or operations of Coley or any of its affiliates or, to the extent such action relates to or affects the consummation of the Offer or the Merger, the business or operations of Acquiror or any of its affiliates;
     (c) the Board of Directors of Coley shall have withdrawn, modified or amended in a manner that is adverse to Acquiror or Acquisition Subsidiary (including by way of any amendment to the Schedule 14D-9) its recommendation of the Offer, the Merger or this Agreement or shall have recommended another merger, consolidation or business combination involving, or acquisition of, Coley or its assets or another tender offer for Coley Shares, or shall have resolved to do any of the foregoing;
     (d) Coley shall have breached or failed to perform in any material respect any of its covenants or agreements under the Agreement;

     (e) any of the representations and warranties of Coley set forth in the Agreement which are qualified as to Material Adverse Effect or materiality shall not be true and correct in all respects when made and as of the expiration of the Offer, or any of the other representations and warranties of Coley set forth in the Agreement shall not be true and correct in all material respects when made and as of the expiration of the Offer (except in each case in the case of representations and warranties of Coley which address matters only as of a particular date, which need only be true and correct as aforesaid as of such date);
     (f) since the date of the Merger Agreement, there shall have occurred any Material Adverse Effect;
     (g) Acquiror and Acquisition Subsidiary shall have failed to received a certificate in a form reasonably satisfactory to Acquiror, executed by two senior executive officers of Coley, dated as of the scheduled expiration date of the Offer, to the effect that the conditions set forth in paragraphs (d), (e) and (f) of this Annex A have not occurred;
(h) this Agreement shall have been terminated in accordance with its terms;
     (i) Acquiror, Acquisition Subsidiary and Coley shall have agreed in writing that Acquisition Subsidiary shall terminate the Offer or postpone the acceptance for payment of or the payment for Coley Shares thereunder;
     (j) a Stock Acquisition Date or Distribution Date (as such terms are defined in the Rights Agreement) shall have occurred pursuant to the Rights Agreement or the Rights shall have otherwise become exercisable; or
     (j) there shall have occurred (i) any general suspension of, or limitation on prices for trading in securities on the New York Stock Exchange, American Stock Exchange, any national securities exchange or on the Nasdaq Global Market for a period in excess of 24 hours (excluding any suspension or limit resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iii) a change in the general financial, bank or capital markets which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans.
     The foregoing conditions are for the sole benefit of Acquiror and Acquisition Subsidiary and may be asserted by Acquiror or Acquisition Subsidiary regardless of the circumstances giving rise to any such condition or may be waived by Acquiror or Acquisition Subsidiary in whole or in part at any time and from time to time in their sole discretion. The failure by Acquiror or Acquisition Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

ANNEX B
OPTION ELECTION
     The undersigned holder of an option or options (the “Options”) to purchase                     shares (the “Option Shares”) of common stock of Coley Pharmaceutical Group, Inc. (“Coley”), par value $0.01 per share (“Common Stock”), hereby agrees that, immediately prior to the purchase of shares of Common Stock by Acquisition Subsidiary in its pending tender offer for any and all outstanding shares of Common Stock (the “Offer”), and contingent upon such purchase, the undersigned shall be deemed to have fully exercised each such Option (whether or not the Option was previously exercisable) and to have tendered each of the Option Shares to Acquisition Subsidiary pursuant to the Offer. The undersigned agrees to pay the exercise price per Option Share (the “Exercise Price”) After such payment, the undersigned shall be entitled to receive from Acquisition Subsidiary with respect to each Option Share purchased by Acquisition Subsidiary pursuant to the Offer an amount equal to the price per share of Common Stock paid by Acquisition Subsidiary pursuant to the Offer.
     The undersigned acknowledges that he or she has been advised that (i) Options for which a valid Option Election has been executed and delivered to Coley that are not already vested will become vested immediately prior to the expiration of the Offer (but contingent upon the purchase by Acquisition Subsidiary of shares of Common Stock pursuant to the Offer), (ii) Coley and Acquiror will make it possible for Option Shares issuable upon exercise of the Options covered by Option Elections above to be tendered in the Offer, and (iii) upon the purchase of Option Shares pursuant to this Option Election, the undersigned shall have no further rights under such Option.

Signature:

Print Name:

Date:

ANNEX C
Index of Defined Terms

Acceptance Time	1.1(b)
Acquiror	Caption
Acquisition Proposal	5.2(b)(i)
Acquisition Subsidiary	Caption
Affiliate	8.8(a)
Agreement	Caption
Blue Sky laws	3.5(b)
Budget and Operating Plan	8.8(b)
Business Day	8.8(c)
Certificate	2.6(c)
Certificate of Merger	2.3
Cleanup	3.19(f)
Closing	2.2
Closing Date	2.2
Code	2.10(b)
Coley	Caption
Coley Balance Sheet	3.6(b)
Coley Common Stock	Preamble
Coley Contract	3.9(a)
Coley Disclosure Schedule	Article 3
Coley Intellectual Property	8.8(g)
Coley Option	2.5(e)
Coley Personnel	3.16(m)
Coley Public Reports	3.6(a)
Coley Shares	Preamble
Coley Subsidiary	3.3
Coley Subsidiaries	3.3
Coley Warrant	2.5(f)
Confidentiality Agreement	5.4(b)
Continuing Directors	1.3(a)
Contract	8.8(d)
Control	8.8(e)
Copyrights	8.8(f)
Data	8.8(h)
DGCL	Preamble
Dissenting Shares	2.5(d)
Effective Time	2.3
Employee Benefit Plan	3.13(a)
Employee Welfare Benefit Plan	3.13(a)
Employee Pension Benefit Plan	3.13(a)
Environmental Laws	3.19(f)
ERISA	3.13(a)

ERISA Affiliate	3.13(m)
Exchange Act	Preamble
Exchange Agent	2.6(a)
FDA	3.14
FDCA	3.15
Governmental Authority	3.19(a)
Governmental Entity	8.8(i)
Governmental Licenses	3.14
Hazardous Materials	3.19(f)
HSR Act	1.1(d)
Including	8.8(j)
Indemnified Parties	5.9(a)
Intellectual Property	8.8(k)
Intellectual Property Rights	3.16(a)
IP Liens	3.16(a)
ITA	2.6(f)
JPMorgan	Preamble
Judgment	8.8(l)
Knowledge	8.8(m)
Law	8.8(n)
Leased Property	3.18
Leases	3.18
Liens	3.3
Marks	8.8(o)
Material Adverse Effect	3.1(b)(ii)
Maximum Amount	5.9(c)
Merger	Preamble
Merger Consideration	2.5(c)
Minimum Condition	1.1(b)
Offer	Preamble
Offer Documents	1.1(c)
Offer to Purchase	1.1(c)
Option Consideration	2.5(e)
Option Election	2.5(e)
Ordinary Course Agreements	3.16(h)
Patents	8.8(p)
Payment Fund	2.6(b)
Permitted Liens	3.18
Person	8.8(q)
Per Share Amount	Preamble
PHSA	3.15(a)
Properties	3.19(c)
Proxy Statement	3.21
Rights	Preamble
Rights Agreement	Preamble
Sarbanes Oxley Act	3.6(d)
Schedule 14D-9	1.2(b)
Schedule TO	1.1(c)
SEC	1.1(c)

Securities Act	2.10(b)
Stockholders’ Meeting	5.3(a)
Superior Proposal	5.2(b)(ii)
Surviving Corporation	Preamble
Tax	8.8(r)
Tax Authority	8.8(s)
Tax Return	8.8(t)
Tender Agreement	Preamble
Termination Fee	7.2(c)
Top-Up Option	2.10(a)
Top-Up Option Shares	2.10(a)
Transferred Employees	5.12(b)
Vested Coley Option	2.4(e)
WARN Act	3.13(p)
Warrant Consideration	2.5(f)